As filed with the Securities and Exchange Commission on July 10, 2015
File No. 0-55418

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________

Amendment No. 2 to
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

________________________

KUSH BOTTLES, INC.
(Exact name of registrant in its charter)

Nevada (State or jurisdiction of Incorporation or organization)	46-5268202 (I.R.S. Employer Identification No.)

1800 Newport Circle, Santa Ana, CA 92705 (Address of Principle Executive Offices)	92705 (Zip Code)

Registrant’s telephone number including area code: (714) 243-4311

Securities to be registered under Section 12(b) of the Act:

Title of each class To be so registered	Name of exchange on which each class is to be registered

None	N/A

Securities to be registered under Section 12(g) of the Act:

Common Stock, $0.001 par value (Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if smaller reporting company)	Smaller reporting company [X]

TABLE OF CONTENTS
Kush Bottles, Inc.

EMERGING GROWTH COMPANY

We are an “emerging growth company” under the federal securities laws (as that term is used in the Jumpstart Our Business Startups Act of 2012) and will be subject to certain reduced public company reporting requirements.

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

•	Reduced disclosure about our executive compensation arrangements;

•	No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

•	Reduced disclosure of financial information in this prospectus, including two years of audited financial information and two years of selected financial information.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

CAUTIONARY STATEMENT

Except for historical matters, the matters discussed in this Form 10 are forward-looking statements that are subject to significant risks and uncertainties. These statements are generally indicated by the use of forward-looking terminology such as the words “estimate”, “could”, “should”, “would”, “likely”, “may”, “will”, “plan”, “intend”, “believes”, “expects”, “anticipates”, “projected”, or other similar words that express an indication of actions or results of actions that may or are expected to occur in the future. These statements appear in a number of places throughout this Form 10 and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industries in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance. Our actual results of operations, financial condition and liquidity, and the development of the industries in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this Form 10.  Important factors that could cause those differences include, but are not limited to:

•	competition from other companies and our ability to retain and increase our market share;
•	our ability to generate growth or profitable growth;
•	our ability to hire and retain qualified personnel;
•	our ability to acquire required equipment and supplies to meet customer demand;
•	our ability to raise debt or equity financing as required to meet certain existing obligations;
•	general local and global economic, regulatory and financial conditions.

Forward-looking statements include, but are not limited to, statements regarding our strategy and future plans, future business condition and financial results, our capital expenditure plans, future market demand, future regulatory or other developments in our industry.  All forward-looking statements in this Form 10 are based on information currently available to us as of the date of this report.  We assume no obligation to update any forward-looking statements, except as required by applicable law.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Part I

Item 1.  BUSINESS

Our Corporate History and Background

Kush Bottles, Inc. (“the Company” or "Kush") was incorporated in the state of Nevada on February 26, 2014.  The Company specializes in the wholesale distribution of packaging supplies for the cannabis industry. The Company’s wholly owned subsidiary Kim International Corporation (KIM), a California corporation, was originally incorporated as Hy Gro Economics Corporation ("Hy Gro") on December 2, 2010. On October 30, 2012, Hy Gro amended its articles of incorporation to reflect a name change to KIM International Corporation (KIM).

On April 10, 2015, the Company entered into an equity purchase agreement to acquire all of the issued and outstanding membership interests in Dank Bottles, LLC ("Dank"), a Colorado limited liability company. In exchange for the purchased interests, the Company paid cash consideration of $373,725 and issued 3,500,000 shares of common stock to the sellers of Dank. Of the $373,725 of cash consideration, $273,725 was paid on April 10, 2015 and the remaining $100,000 is to be paid in 10 monthly installments beginning on July 31, 2015 and ending April 30, 2016. Effective April 10, 2015, Dank is now a wholly-owned subsidiary of Kush.

Recapitalization

On March 4, 2014, the stockholders of KIM exchanged all 10,000 of their common shares of KIM for 32,400,000 common shares of Kush. The operations of KIM became the operations of Kush after the share exchange and accordingly the transaction is accounted for as a recapitalization of KIM whereby the historical financial statements of KIM are presented as the historical financial statements of the combined entity.

Subsequent to the share exchange, the members of KIM owned 32,400,000 of shares of Company’s common stock, effectively obtaining operational and management control of Kush. Kush had no operations prior to the share exchange. As a result of the recapitalization, KIM was the acquiring entity in accordance with ASC 805, Business Combinations. The accumulated losses of KIM were carried forward after the completion of the share exchange. Operations prior to the share exchange were those of KIM.

Recent Developments

From March 19, 2014 through the date of this filing, we entered into Purchase Agreements with certain accredited investors pursuant to which we raised $952,000 in a private placement financing and issued 1,567,779 shares of common stock.

On April 6, 2015, the Company entered into a $240,000 revolving line of credit facility with a financial institution. The minimum advance is $10,000. Interest accrues at prime plus 2.75% and is payable monthly. The loan is secured by the assets of the Company excluding patents.

On May 4, 2015, the Board appointed Greg Gamet as a director.  The Company entered into a Board of Directors Services Agreement with Mr. Gamet effective May 4, 2015.

Company and Product Overview

Kush Bottles, Inc. markets and sells packaging products and solutions to customers operating in the regulated medical and recreational cannabis industries.  As an innovator in custom packaging design and implementation, we combine creativity with compliance to provide the right solutions for our customers.  The ability to source almost anything a customer needs makes us a one-stop-shop packaging solutions provider.  We also provide custom branding on packaging products.  This feature allows our customers to turn their packaging into marketing or re-marketing campaigns. Our core products are in accordance with Title 16 of the Code of Federal Regulations Part 1700 of the Poison Prevention Packaging Act.  The testing standards for certification meet the stringent requirements as set by the Consumer Product Safety Commission (“CPSC”) and ASTM International (“ASTM”).  In addition, the materials used for production are FDA-approved food grade and BPA-free.  By offering a product mix that is already tested compliant, we give peace of mind to customers and reduce liability on their end.  By working with a broad array of manufacturers, we can offer quick solutions to our customers and ensure that their products will be of superior grade and made with environmentally safe materials.

Our packaging business primarily consists of bottles, bags, tubes, and containers. We maintain relationships with a broad range of manufacturers, which enables us to source a plethora of packaging products in a cost effective manner and pass such cost savings to our customers. In addition to a complete product line, we have sophisticated labeling and customization capabilities, which allow us to add significant value to our customers’ packaging design processes. Our products are utilized by local urban farmers, green house growers, and medical and recreational cannabis dispensaries.

Bottles. Our flagship product is the certified child-resistant Phillips RX pop-top vial.  Our pop top bottles meet all of the standards for both CPSC and ASTM.  The pop-top bottle is unique to the pharmaceutical packaging world because instead of a traditional push and turn bottle, the pop-top requires a squeeze motion that actually pops the attached top up and open. We carry the bottles in various sizes and colors.  We believe, based on management estimates, that we are a leading packaging supplier in the cannabis market.

Bags. We provide an array of packaging solutions in the form of a bag.  The selection of bags we provide includes child resistant exit bags, traditional paper exit bags, and a vast selection of food grade safe foil barrier bags.  All bags are available in stock designs and are fully customizable.

Tubes. We offer a complete line of tubes in two standard sizes, each available in a wide variety of colors. We believe that we are one of the largest suppliers of tubes to the cannabis industry in the United States. Our focus and investments are made to ensure that we are able to meet the increasing trend towards impermeable casing, substantially extending shelf life for pre-packaging. The tubes have a positive seal for enhanced freshness and are odor tight for secure storage and content privacy.  All tubes are medical grade plastic, BPA-free, and molded of natural gas based polypropylene in compliance with FDA regulation. We maintain several unique designs in this market that combine tube and closure that we believe are viewed as very innovative both in appearance and functionality. We believe that our ability to provide creative package designs, combined with a complementary line of closures, makes us a preferred supplier for many customers in our target market.

Containers. We provide a diverse selection of smaller sized containers composed of either polystyrene, polypropylene or silicone. Our screw-top silicone containers come in assorted customizable colors and are composed of non-stick material whereas our BPA-free medical grade polypropylene hinged-top containers maintain an odorless seal.

Marketing and Sales

We sell into two distinct markets: our business-to-business market, which includes legally operating medical and adult-use dispensaries, growers, and MIP producers (Marijuana Infused Products) in states with marijuana programs; and our business-to-consumer market, which sells products directly to the end-user. We reach our large and diversified customer base through our direct sales force and the strategic use of re-distributors. Our sales, fulfillment and support staff meet with customers to understand their needs and improve our product offerings and services.  We are able to dedicate certain sales and marketing efforts to particular products, customers or geographic regions, when applicable, which enables us to develop expertise that we believe is valued by our customers.  In addition, inside sales representatives, marketing managers, and executives oversee the marketing and sales efforts.  Operational personnel work closely with sales personnel and customer service representatives to satisfy customers’ needs through the distribution of high-quality products, on-time deliveries, value-added regulatory insight, and customized branding solutions.

Our marketing activities include brand and logo development, advertising, websites, public relations, newsletters, catalogs and brochures, and all other points of contact with customers and prospective customers. We have ongoing campaigns in each of these areas, which are detailed below.

Branding. We believe that we have built one of the strongest and most recognizable brands in the cannabis industry. We recognized early on the importance of creating a strong, identifiable and lasting brand that would separate the Company from the competition, and resonate with customers. Our logo, our name, the style of our ads, and all collateral material reflect our “brand image.”

Advertising. As part of our branding and awareness campaigns, we have secured premium placements (back cover) ads in several regional additions of one of the most highly regarded industry publications. We believe our ads on this back cover draw people into our brand and help solidify our position as a market leader. We also run ads periodically in other trade publications and on specific websites that reach our target audience.

Public Relations. We have an active public relations program, which has helped build the Kush brand and position the Company not only as a leader in the industry, but as the company with expertise in compliance issues and depth of understanding into state and local regulations governing the cannabis industry. This expertise is provided to our business-to-business customers, to help them stay compliant and operate within all applicable rules. We believe that we have enjoyed great success in our public relations campaigns, and have appeared in numerous newspaper articles and television reports.

Email Marketing. We maintain a list of our customers and prospects, and we email to them regularly. These campaigns may be seasonally based (i.e. Holiday Specials), or may be “news” based to act as a vehicle to communicate important information.  Staying in touch with our customers and our prospects is another key component in our marketing program.

Collateral. We have designed brochures, sales sheets, and catalogs that we use in our sales and marketing programs. These professionally designed and quality-printed pieces have been created using the Kush brand guidelines, and help promote the Company while serving as useful sales tools.

Sales. We have a team of sales professionals that drive our revenues. These dedicated individuals maintain contact with existing clients and secure on-going orders, as well as have frequent communications with prospective customers. Our sales team works both inside and outside the office, working the telephones and meeting with clients and prospects as often as possible.

Competition. We believe that we have differentiated ourselves from competitors due to several factors: We have built what we consider to be one of the strongest brands in the industry. We have the highest quality and largest variety of products that meet the certification standards for child-resistance. Additionally, we have a knowledge base and expertise that is unmatched in our industry. As a result, we have become more than just a supplier to our customers – we have become a trusted partner, with insight and recommendations that help our customers’ businesses grow and thrive.

Dependence on Major Customers

During our August 31, 2014 fiscal year, Dank represented 22% of our revenues. On April 10, 2015, we acquired Dank.

Sources and Availability of Products

F&S Tool, Inc. is the principal supplier of our Phillips RX child-resistant pop-top bottles. We purchase products and raw materials from different suppliers from time to time on a non-exclusive basis.  Except as described below in "Royalty Agreements," we purchase all products and raw materials from suppliers by purchase order.  Our purchase orders are executed on a “spot” basis and contain market pricing, shipment and delivery terms and conditions only.  With the exception of the royalty agreement described below, we do not have any agreement or arrangement with any supplier other than purchase orders.  For example, we have no agreements or arrangements regarding supplier commitments to medium term or long term products or raw materials supply, to provide products or raw materials in quantities sufficient for our requirements or to maintain particular levels of supply capacity. We believe that we have maintained strong relationships with our suppliers. We expect that such relationships will continue into the foreseeable future, but we can provide no assurances that these relationships will continue. Based on our experience, we believe that adequate quantities of the raw materials which are used to manufacture our products (i.e. plastic resins) will be available at market prices, but we can provide no assurances as to such availability or the prices thereof.

Research and Development Activities

Since inception of the business and through the date of this filing, we have incurred $14,401 of expenses towards the research and development of a new child-resistant tube. We have filed a patent on this product. The patent is pending approval. Our costs to develop this product have been financed by internal cash flows and not been borne directly by our customers.

Royalty Agreements

On September 11, 2014, the Company entered into a royalty agreement with KB Mold Company ("KB Mold"), a related party. KB Mold owns the mold that produces the new child-resistant tube that is the subject of the Company’s pending patent. Per the terms of the agreement, the Company is obligated to pay KB Mold a royalty of $0.015 for every tube delivered to Kush from this mold. Kush is obligated to purchase 325,000 tubes every three months, beginning on April 29, 2015, the day the first order was received, through December 31, 2019. After ordering and having paid royalties to KB Mold on a minimum of 2,250,000 products, Kush will have the option to purchase the mold from KB Mold for the amount of all direct costs invested by Kush into the mold.

Employees

As of the date of this filing, we have 26 full-time employees and one part-time employee. Our employees work at our three facilities located in Santa Ana, California, Denver, Colorado, and Auburn, Washington. Our relations with employees remain satisfactory and there have been no significant work stoppages or other labor disputes.

Environmental Matters and Government Regulation

The Food and Drug Administration (“FDA”) regulates the material content of direct-contact food and drug packages, including certain packages we manufacture pursuant to the Federal Food, Drug and Cosmetics Act. Certain of our products are also regulated by the Consumer Product Safety Commission (“CPSC”) pursuant to various federal laws, including the Consumer Product Safety Act and the Poison Prevention Packaging Act. Both the FDA and the CPSC can require the manufacturer of defective products to repurchase or recall such products and may also impose fines or penalties on the manufacturer. Similar laws exist in some states, cities and other countries in which we sell our products. We use FDA approved resins and pigments in our products that directly contact food and drug products, and our products are in material compliance with all applicable requirements.

The plastics industry, including us, is subject to existing and potential federal, state, local and foreign legislation designed to reduce solid waste by requiring, among other things, plastics to be degradable in landfills, minimum levels of recycled content, various recycling requirements, disposal fees, and limits on the use of plastic products. In particular, certain states have enacted legislation requiring products packaged in plastic containers to comply with standards intended to encourage recycling and increased use of recycled materials. In addition, various consumer and special interest groups have lobbied from time to time for the implementation of these and other similar measures. We believe that the legislation promulgated to date and such initiatives to date have not had a material adverse effect on us. There can be no assurance that any such future legislative or regulatory efforts or future initiatives would not have a material adverse effect on us.

Twenty states currently have some form of medical and recreational cannabis legalization/decriminalization laws. We believe that another 8 states will have some form of voting regarding legislation of cannabis legalization/decriminalization laws in the next 24 months. We do not believe that federal or any state laws prohibit us from selling our packaging products to cannabis growers and dispensers.

Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act.  For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards.  As a result we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Circumstances could cause us to lose emerging growth company status.  We will qualify as an emerging growth company until the earliest of:

• The last day of our first fiscal year during which we have total annual gross revenues of $1 billion or more;
• The last day of our fiscal year following the fifth anniversary of the date of our initial public offering;

• The date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period; or

• The date on which we qualify as a “large accelerated filer” under the Exchange Act (qualifying as a large accelerated filer means, among other things, having a public float in excess of $700 million).

Item 1A.  Risk Factors

As a “smaller reporting company,” as defined in Rule 12b-2 of the Exchange Act, we are not required to provide the information called for by Item 304 of Regulation S-K.

Item 2.  Financial Information

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Kush Bottles, Inc. ("Kush" or the "Company") provides customizable packaging products, materials and supplies for the cannabis industry. Representative examples of our products include pop-top bottles, exit/barrier bags, tubes, and other small-sized containers. We sell our solutions predominantly to businesses operating in jurisdictions that have some form of cannabis decriminalization. These businesses include medical and recreational dispensaries, large and small scale processors, and packaging re-distributors. We also sell direct to consumers primarily via our online store.

We believe that we have created one of the largest product libraries in the cannabis industry, allowing us to be a comprehensive solutions provider to our customers. Our extensive knowledge of the regulatory environment applicable to the cannabis industry allows us to quickly adapt to our customers' packaging requirements. We maintain the flexibility to enter the markets of decriminalized regions by establishing re-distributor partnerships or opening new facilities. We also have the flexibility to introduce new products and services to our vast customer network. We have no supplier purchase commitments and no take or pay arrangements. In addition to these factors, we believe that we offer competitive pricing, prompt deliveries, and excellent customer service. We expect continued growth as we take measures to invest in our own molds and intellectual property.

On April 10, 2015, the Company paid cash consideration of $373,725 and issued 3,500,000 shares of common stock to the sellers of Dank Bottles, LLC ("Dank"), in exchange for all of 100% of the membership interests in Dank. Kush is identified as the acquiring company for US GAAP accounting purposes. Under the acquisition method of accounting, as of the effective time of the business combination, the assets acquired, including the identifiable intangible assets, and liabilities assumed from Dank were recorded at their respective fair values. Any excess of the purchase price for the business combination over the net fair value of Dank identified assets and intangible assets acquired and liabilities assumed were recorded as goodwill. As the acquisition of Dank occurred subsequent to February 28, 2015, the discussions of the results of operations do not include operational results of Dank.

Discussion of Results of Operations for Fiscal 2014 Compared to Fiscal 2013

Total revenues increased from $1,293,421 in fiscal 2013 to $1,710,286 in fiscal 2014, an increase of $416,865 or 32%. This increase is primarily attributed to growth in volume of customer orders in the states of Colorado and Washington, which legalized the use of recreational cannabis. Sales growth was not significantly impacted by inflation or changes in pricing. Cost of goods sold increased from $808,087 in fiscal 2013 to $987,094 in fiscal 2014, an increase of $179,007 or 22%. The two primary components of cost of goods sold include direct purchases and freight. Gross profits in fiscal 2014 amounted to $723,192 for a 42.3% gross margin. Gross profits in fiscal 2013 amounted to $485,334 for a 37.5% gross margin. Gross Profits increased by $237,858 in fiscal 2014 or 49%. The driving factor behind the increase in sales, cost of goods sold, and gross profits in fiscal 2014 is due to the emergence of Dank, a new customer in Colorado who acted as a re-distributor of our products and accounted for 22% of revenues during fiscal 2014 compared to 0% of revenues in fiscal 2013.

Operating expenses in fiscal 2014 amounted to $1,113,577 compared to $574,050 in fiscal 2013, an increase of $539,527 or 94%. The increase stems from increases in stock compensation, marketing, payroll, and rent. Stock compensation expense increased from $0 in fiscal 2013 to $278,529 in light of issuances of stock to individuals for services and share-based compensation to officers of the Company. Marketing expense increased by $52,864 or 76.3% in fiscal 2014 as the Company expanded its marketing spend in certain magazine publications as well as online advertising to direct traffic to the Company website. Payroll expense increased by $53,911 or 15.7% in fiscal 2014 due to the increase in head-count, notably an increase of 6, which includes two officers. Rent expense increased $51,700 or 128.6% in fiscal 2014 as the Company opened a fulfillment center in Washington and expanded its principal offices in California.

The net result for the fiscal year ended August 31, 2014 was a loss of $395,517 or $0.010 loss per share, compared to a loss of $92,027 or $0.003 loss per share for the prior fiscal year.

Results of Operations – Comparison for the three and six-month periods ended February 28, 2015 and 2014

Total revenues increased from $444,499 and $766,552 during the three and six month periods ended February 28, 2014, respectively, to $659,293 and $1,279,618 for the three and six month periods ended February 28, 2015, respectively, which represents an increase of $214,794 or 48.3% and $513,066 or 66.9%, respectively. This increase is primarily attributed to continuing to generate new business in the states of Colorado and Washington. Sales growth was not significantly impacted by inflation or changes in pricing. Cost of goods sold increased from $235,757 and $405,902 during the three and six month periods ended February 28, 2014 to $402,190 and $805,523 during the three and six month periods ended February 28, 2015, respectively, which represents an increase of $166,433 or 71% and $399,621 or 99%, respectively. The two primary components of cost of goods sold include direct purchases and freight. Gross profits for the three and six month periods ended February 28, 2015 amounted to $257,103 for a 39.0% gross margin and $474,095 for a 37.0% gross margin, respectively. Gross profits for the three and six month periods ended February 28, 2014 amounted to $210,242 for a 47.3% gross margin and $360,650 for a 47.0% gross margin, respectively. Gross Profits increased by $48,861 or 22.3% and $113,445 or 31.5% during the three and six month periods ended February 28, 2015, respectively. The increase in sales, cost of goods sold, and gross profits is due to the emergence of Dank, a new customer in Colorado who acted as a re-distributor of our products and accounted for 27% and 28% of revenues during three and six month periods ended February 28, 2015, respectively, compared to 9% of revenues during the three and six month periods ended February 28, 2014, respectively. On April 10, 2015, we acquired Dank.

Operating expenses for the three and six month periods ended February 28, 2015 amounted to $344,605 and $648,863, respectively, compared to $169,270 and $320,392 for the three and six month periods ended February 28, 2014, an increase of $175,335 or 104% and $328,471 or 103%, respectively. The primary source of the increase in operating expenses for the three month period ended February 28, 2015 is due to an increase of $141,246 in payroll and payroll related costs due to an increase in head-count and salaries. As of February 28, 2014 we employed 11 full-time employees and as of February 28, 2015, we employed 16 full-time employees. For the six month period ended February 28, 2015, the increase in operating expenses stems from increases in professional fees, marketing, payroll, and rent. Marketing expense increased by $19,895 or 29% as the Company focused on online marketing and brand awareness. Payroll and payroll related costs increased by $215,395 during the six month period ended February 28, 2015 due to the increase in head-count and salary levels. Rent expense increased $22,778 or 66.0% during the six month period ended February 28, 2015 because the Company expanded the square footage of its headquarters in California under lease which raised the monthly rent effective February 1, 2014.

The net result for the three and six month periods ended February 28, 2015 was a loss of $77,162 or $0.002 loss per share and a loss of $164,555 or $0.004 per share, compared to net income of $37,875 and $37,875 for the three and six month periods ended February 28, 2014.

Liquidity and Capital Resources

At August 31, 2014, we had cash of $23,004 and a working capital surplus of $153,519 compared to cash of $23,664 and a working capital surplus of $64,452 at August 31, 2013.

At February 28, 2015, we had cash of $211,192 and a working capital surplus of $456,462.

Cash Flows from Operating Activities

Net cash used in operating activities increased from $1,816 in fiscal 2013 to $228,664 in fiscal 2014. The change is primarily attributed to the net loss of $395,517 which includes non-cash stock compensation expense of $278,529. The other significant factors include changes in accounts receivable and prepaid expenses. The Company offered to extended credit terms to its largest customer in Colorado in fiscal 2014, which resulted in a higher accounts receivable balance compared to the prior period. Furthermore, the Company prepaid for $125,000 of inventory which remained in process and in-transit as of August 31, 2014. In the prior period, the Company did not have any such prepaid inventories.

For the six month period ended February 28, 2015, net cash used in operating activities was $224,647 compared to $81,530 in net cash provided by operating activities for the six month period ended February 28, 2014. The change is primarily attributed to the net loss of $164,555 for the six month period ended February 28, 2014 and the use of cash to support the Company's efforts in building a larger and more diverse stock of inventory, including increased marketing and rent expenses.

Cash Flows from Investing Activities

Net cash used in investing activities increased from $9,116 in fiscal 2013 to $14,281 in fiscal 2014 primarily as a result of acquiring new office and warehouse equipment and machinery.

Net cash used in investing activities increased from $0 to $34,001 for the six month periods ended February 28, 2014 and 2015, respectively, primarily as a result of acquiring an additional delivery van and office equipment.

Cash Flows from Financing Activities

Net cash provided by financing activities increased from $21,770 in fiscal 2013 to $242,285 in fiscal 2014. The change is primarily due to the sale of shares of the Company’s common stock to accredited investors in a private placement offering.

For the six month period ended February 28, 2015 net cash provided by financing activities was $446,836 compared to $23,849 in net cash used in financing activities for the six month period ended February 28, 2014. The change is primarily attributed to the sale of shares of the Company's common stock in private placement offerings in exchange for cash of $485,000.

Historically, the Company has had operating losses and negative cash flows from operations. The Company has a net loss of $164,555 for the six month period ended February 28, 2015, and has an accumulated deficit of $573,699 as of February 28, 2015. Whether, and when, the Company can attain profitability and positive cash flows from operations is uncertain. These uncertainties cast significant doubt upon the Company’s ability to continue as a going concern. The Company will need to raise capital in order to fund its operations. This need may be adversely impacted by uncertain market conditions and changes in the regulatory environment. To address its financing requirements, the Company intends to seek financing through debt and equity issuances and rights offerings to existing stockholders.

Specifically, management has identified that a minimum of $500,000 of capital is needed over the next 12 months in order sustain operations. These capital needs take into account, among other things, management's plans to alleviate cash constraints over the next 12 months by increasing sales volume and gross margin through the acquisition of Dank Bottles, LLC on April 10, 2015, who was a key main re-distributor during fiscal 2014. Management expects to utilize the $500,000 for the acquisition of Dank, $100,000, acquisition of equipment, $50,000, and balance of the funds, $350,000, will be used for working capital. Moreover, on April 6, 2015, the Company entered into a $240,000 revolving line of credit facility with a financial institution, which the Company can utilize to fund working capital requirements. Furthermore, management has outlined a plan to raise $1,000,000 in capital over the next 12 months through the issuance of shares of the Company's common stock to accredited investors.  Management believes that the capital raised through these methods will be sufficient to sustain operations for the next 12 months.  However, the outcome of these matters cannot be predicted with certainty at this time.

Off-Balance Sheet Transactions

We have no off-balance sheet transactions.

Critical Accounting Policies and Estimates

We disclose those accounting policies that we consider to be significant in determining the amounts to be utilized for communicating our consolidated financial position, results of operations and cash flows in the first note to our consolidated financial statements included elsewhere herein. Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with these principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results are likely to differ from these estimates, but management does not believe such differences will materially affect our financial position or results of operations. We believe that the following accounting policies are the most critical because they have the greatest impact on the presentation of our financial condition and results of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounts Receivable and Allowance for Bad Debts

Trade accounts receivable are carried at their estimated collectible amounts.  Trade credit is generally extended on a short-term basis, thus trade receivables do not bear interest.  Trade accounts receivables are periodically evaluated for collectability based on past credit history and their current financial condition.

Inventory

Inventories are stated at the lower of cost or net realizable value using the first-in first out (FIFO) method.

Earnings (Loss) Per Share

The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, "Earnings per Share" (“ASC 260-10”).  Basic net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock.  Diluted net loss per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period.

Revenue Recognition

It is the Company’s policy that revenues from product sales is recognized in accordance with ASC 605 "Revenue Recognition".  Four basic criteria must be met before revenue can be recognized; (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management’s judgments regarding fixed nature in selling prices of the products delivered and the collectability of those amounts.  The Company has not implemented any specific rebate programs. Provisions for discounts to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.  The Company has not established a formal customer incentive program, but considers and accomodates discounts to certain customers on a case by case basis, including by way of example, for volume shipping or for certain new customers with orders over a specific discretionary dollar threshold. Consistent with ASC 605-15-25-1, the Company considers factors such as historical return of products, estimated remaining shelf life, price changes from competitors, and introductions of competing products in establishing a refund allowance.  The Company recognizes revenues as risk and title to products transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectability is reasonably assured.  The Company defers any revenue for which the product was not delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Share-based Compensation

The Company account for its stock based award in accordance with Accounting Standards Codification subtopic 718-10, "Compensation", which requires fair value measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including restricted stock awards.  The Company estimates the fair value of stock using the stock price on the date of the approval of the award.  The fair value is then expensed over the requisite service periods of the awards, which is generally the performance period and the related amount is recognized in the consolidated statements of operations.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC 740, "Income Taxes," which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company applies the provisions of ASC 740, "Accounting for Uncertainty in Income Taxes". The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company did not identify any material uncertain tax positions on returns that have been filed or that will be filed.

Foreign Currency Transactions

None.

Item 3. Properties.

At present, we do not hold title to any real estate property. All of our properties are leased.  We do not have any mortgages, liens or encumbrances against any such properties. Our corporate head-quarters and primary distribution center is located in a leased facility at 1800 Newport Circle, Santa Ana, CA 92705, and consists of approximately 10,000 square feet of administrative, sales and distribution offices.  The current lease runs until August 1, 2015.  We lease a facility in Auburn, Washington which is utilized as a fulfillment and distribution center for the Pacific Northwest region. The lease runs until December 31, 2015.

Effective April 10, 2015 and following the acquisition of Dank, we also lease a facility in Denver, Colorado, which is the headquarters of operations for our wholly-owned subsidiary, Dank. We believe that our property and equipment is well-maintained, in good operating condition and adequate for our present needs.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information regarding our common stock beneficially owned as of July 9, 2015:

    (i) each stockholder known by us to be the beneficial owner of five (5%) percent or more of our outstanding common stock;

    (ii) each of our directors; and

    (iii) all executive officers and directors as a group.

This information as to beneficial ownership was furnished to the Company by or on behalf of each person named.  As of July 9, 2015, there were 46,217,779 shares of our common stock issued and outstanding.

Title Of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percentage Of Class

Common Stock	Dallas Imbimbo(2)	12,000,000	25%

Common Stock	Nicholas Kovacevich(2)	12,000,000	25%

Common Stock	Chris Martin(2)	100,000	(1)

Common Stock	Ben Wu(2)	2,000,000(3)	4%

Common Stock	Greg Gamet(4)	1,312,500	3%

Common Stock	John Kovacevich(2)	3,700,000	8%

Common Stock	Jeffrey Meng(5)	4,550,000	10%

Common Stock	All Directors and Officers as a Group	27,412,500	58%

(1) Less than 1%.

(2) The address is 1800 Newport Circle, Santa Ana, CA 92705.

(3) Includes 1,000,000 options to purchase common stock.  Information regarding “Percentage of Class” in the table above is presented on a fully-diluted, as-if-exercised basis.

(4) The address is 3539 Gaylord St., Denver, CO 80205.

(5) The address is 17595 Harvard Ave, Suite C552, Irvine, CA 92614.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  The number of shares and the percentage beneficially owned by each individual listed above include shares that are subject to options held by that individual that are immediately exercisable or exercisable within 60 days from the date of this registration statement and the number of shares and the percentage beneficially owned by all officers and directors as a group includes shares subject to options held by all officers and directors as a group that are immediately exercisable or exercisable within 60 days from the date of this registration statement.

Item 5.                      Directors and Executive Officers.

The following table sets forth, as of the date of this registration statement, the name, age and positions of our officers and directors.

NAME	AGE	POSITION

Dallas Imbimbo	29	Chairman

Nicholas Kovacevich	29	Director, Chief Executive Officer and Secretary

Chris Martin	34	Chief Financial Officer

Ben Wu	36	Chief Operating Officer

Greg Gamet	43	Director

The background of our directors and executive officers is as follows:

Dallas Imbimbo
Chairman

Mr. Imbimbo has served as Chairman of the Company since its inception in December 2010. Mr. Imbimbo began his career in 2007 by founding PackMyDorm, a moving and storage solutions company operating at UC Davis, UC Berkeley, UC Santa Cruz and Stanford. In 2010, Dallas and his partners sold PackMyDorm and relocated to Southern California to establish the Company. In addition to his role at Kush Bottles, Mr. Imbimbo founded 3 Kings Ventures, LLC in 2011 and BigRentz Inc. in 2012. 3 Kings invests in and develops distressed residential real estate. BigRentz is one of the nation’s largest online network of equipment rentals and under his leadership as President and Chief Executive Officer, BigRentz has become one of the fastest growing companies in Southern California. Mr. Imbimbo devotes approximately 1-2 hours per day to Kush and its business.  Mr. Imbimbo's background in developing small businesses combined with visionary outlook and managerial skills led to his appointment as our Chairman.

Nicholas Kovacevich
Director, Chief Executive Officer and Secretary

Mr. Kovacevich has served as Director and Secretary of the Company since its inception in December 2010. Mr. Kovacevich served as Chief Operating Officer from December 2010 up until August 29, 2014, at which time he was appointed to Chief Executive Officer. Mr. Kovacevich graduated Summa Cum Laude in 2009 from Southwest Baptist University with a B.S. in Sports Management. From 2009 to 2010, Mr. Kovacevich ran operations for a large-scale traveling basketball camp called Basketball Jones in which he honed his entrepreneurial and leadership skills. In addition to being a founder of Kush, Mr. Kovacevich partnered with Mr. Imbimbo and established 3 Kings Ventures, LLC in 2011 and BigRentz Inc. in 2012. Mr. Kovacevich devotes all of his time to Kush and its business, except for approximately 3 hours per week that Mr. Kovacevich devotes to BigRentz and its business.  Mr. Kovacevich possesses excellent leadership and managerial skills and his background in developing small businesses led to his appointment as Director, Chief Executive Officer and Secretary of the Company.

Chris Martin
Chief Financial Officer

Mr. Martin has served as our Chief Financial Officer since July 29, 2014. Prior to joining Kush, Mr. Martin served as the Director of Accounting for Burleigh Point LTD (dba Billabong North America) from November 2013 to July 2014, overseeing all financial reporting for the North America region. From July 2004 to November 2013, Mr. Martin worked at Haskell and White LLP, a public accounting firm, where he obtained his California state CPA license and specialized in assurance and business advisory services for manufacturing and wholesale distribution clients. Mr. Martin has a B.S. in Business Economics from the University of California, Los Angeles. Mr. Martin's extensive technical and managerial experience led to his appointment as Chief Financial Officer of the Company. Mr. Martin's term of employment automatically extends for periods of one year on August 31 unless Mr. Martin or the Company provides non-renewal notice.

Ben Wu
Chief Operating Officer

Ben Wu initially served as interim Chief Executive Officer from February 18, 2014 up until August 29, 2014, at which point he transitioned to Chief Operating Officer. From April 2005 to December 2012, Mr. Wu worked for WedBush Capital Partners, a private equity fund focused on acquiring, professionalizing, and accelerating the growth of small entrepreneur owned companies. He was promoted Vice President in 2009. In 2000, Mr. Wu began his career at Bear, Stearns & Co., where he was an investment banking analyst. Mr. Wu's extensive experience in analyzing and bolstering the growth of small companies led to his appointment as Chief Operating Officer. Mr. Wu's term of employment automatically extends for periods of one year on December 31 unless Mr. Wu or the Company provides non-renewal notice.

Greg Gamet
Director

On May 4, 2015, the Board appointed Mr. Gamet as a Director and the Company entered into a Board of Director Services Agreement with Mr. Gamet. The term of the agreement is for three years. Mr. Gamet has more than fifteen years of business development, investor relations, and cannabis regulatory experience. From 2003 to 2013, Mr. Gamet owned and operated Vista Contractors, LLC, a Denver based landscape and concrete installation business with over 100 employees. Since 2009, Mr. Gamet has co-founded several companies, which include JGB Ventures, LLC (dba DANK) a medical and recreational cannabis dispensary located in Colorado; Dank Bottles, LLC, the Colorado market leader in child resistant packaging for the cannabis industry, which the Company acquired on April 10, 2015 and now operates under the business name Kush Bottles Colorado; Denver Consulting Group (DCG) a firm that provides training and support documents to the national growing cannabis industry; and most recently, CannaScore, a compliance audit application for licensed cannabis businesses. Mr. Gamet devotes approximately 4 to 8 hours per day to Kush and its business.  Mr. Gamet's background as a businessman and an innovative leader in the industry led to his appointment as our Director.

Director Qualifications

We believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience at the policy-making level in business or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties for us. Each director must represent the interests of all stockholders. When considering potential director candidates, the Board also considers the candidate’s character, judgment, diversity, and skills, including financial literacy and experience in the context of our needs and the needs of the Board.

Code of Ethics

We have not adopted a Code of Ethics, but we expect to adopt a Code of Ethics in fiscal 2015. The Company did not adopt a Code of Ethics in fiscal 2014 due to a lack of adequate time to review this process.

Involvement in Certain Legal Proceedings

To our knowledge, our directors and executive officers have not been involved in any of the following events during the past ten years:

•
Any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

•
Being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
Being subject of, or a party to, any Federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any Federal or state securities or commodities law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
Being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Information about our Board and its Committees.

We do not have an audit, compensation, advisory, or nominating committee comprised of independent directors, and accordingly, the functions that would have been performed by such committees are performed by our directors. Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation, nominations, and audit issues that may affect management decisions.

Conflicts of Interest

One of our directors and one of our officers devote time to projects that do not involve us. Mr. Imbimbo, our Chairman, devotes a portion of his working time to one other private business activity, and Mr. Kovacevich, our CEO and Secretary, devotes a portion of his working time to one other private business activity. This could present a potential conflict of interest with respect to either, or both, of these individuals.  However, management believes this does not constitute a significant risk to us to date, because the time allocated by these individuals to these other activities does not significantly affect their performance of services on behalf of, and for the benefit of, the Company.

SECTION 16(A) BENEFICIAL OWNER REPORTING COMPLIANCE.

Section 16(a) of the Securities and Exchange Act of 1934 requires that the Company's directors, executive officers, and persons who own more than 10% of registered class of the Company's equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

Item 6. Executive Compensation.

Summary Compensation Table

As a smaller reporting company, we are required to disclose the executive compensation of our "Named Executive Officers" which consist of the following individuals: (i) any individual serving as our principal executive officer or acting in a similar capacity (the "CEO"); (ii) the two other most highly compensated executive officers of the Company serving as executive officers at the most recently completed fiscal year; and (iii) any additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the most recently completed fiscal year. The following table sets forth for fiscal 2014, the compensation, awarded to, paid to, or earned by our named executive officers.

						Non-Equity	Nonqualified	All
						Incentive	Deferred	Other
Name and				Stock	Option	Plan	Compensation	Compen
Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Awards ($)(2)	Compensation ($)	Earnings ($)	-sation ($)	Total ($)

Nicholas Kovacevich	2014	68,000	0	0	0	0	0	0	68,000
Chief Executive Officer, Director and Secretary

Chris Martin	2014	84,000	0	68,750	0	0	0	0	152,750
Chief Financial Officer

Ben Wu	2014	96,000	0	23,148	9,548	0	0	0	128,696
Chief Operating Officer

(1) Amounts reflect the aggregate grant date fair value of restricted shares granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not necessarily paid to or realized by the officer.

(2) Amounts reflect the aggregate grant date fair value of stock options granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not necessarily paid to or realized by the officer. Assumptions used in the calculation of these values are included in footnote 8 of the notes to the consolidated financial statements.

Employment Agreements

On February 18, 2014, we entered into an employment agreement with Ben Wu to serve as our Chief Executive Officer and President until December 31, 2014.  Thereafter, the agreement automatically renews for additional 12-month terms unless a notice of non-renewal is provided by either party.  On August 29, 2014, Ben Wu was appointed by the Board to serve as Chief Operating Officer and Nicholas Kovacevich was appointed to serve as Chief Executive Officer. Under Mr. Wu's employment agreement, he is entitled to receive compensation of $96,000 per year as a base salary and a discretionary annual cash bonus not to exceed his base salary, with the amount of such bonus, if any, determined by the Board.  Mr. Wu also received 1,000,000 restricted shares of Company common stock pursuant to the terms of his employment agreement, which vested immediately upon execution of his agreement, as well as an option to purchase 1,000,000 shares of Company common stock at an exercise price of $0.05 per share. The fair value per share did not exceed the exercise price on the date of grant. The exercise price of the option was not adjusted or amended during fiscal 2014. The option fully vested upon execution of Mr. Wu’s employment agreement and is exercisable immediately.

On July 28, 2014, we entered into an employment agreement with Chris Martin to serve as our Chief Financial Officer until August 31, 2015. Thereafter, the agreement automatically renews for additional 12-month terms unless a notice of non-renewal is provided by either party. Under his employment agreement, Mr. Martin is entitled to receive compensation of $84,000 per year as a base salary and a discretionary annual cash bonus not to exceed his base salary, with the amount of such bonus, if any, determined by the Board.  Mr. Martin also received 100,000 restricted shares of Company common stock pursuant to the terms of his employment agreement, which vested immediately upon execution of his agreement.

All stock options and restricted stock awards were not modified during fiscal 2014.

Outstanding Equity Awards

The following table provides information regarding outstanding stock options and unvested stock awards held by each of our named executive officers.

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Nicholas Kovacevich	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Chris Martin	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Ben Wu	1,000,000	--	-0-	$0.05	-0-	-0-	-0-	-0-	-0-

We currently do not have a stock option plan or equity compensation plan. All individual grants of stock options and restricted stock awards were done pursuant to the execution of the named officer employment agreements. We do not currently have an incentive plan that provides compensation intending to serve as an incentive for performance. Per the named officer employment agreements, the named executive officers are eligible to receive a percentage of their base salary as incentive compensation if certain individual and corporate performance goals and targets established by the Board from time to time, in its sole discretion, are met. The Board, in its sole discretion, can also elect to award the named executive officers equity-based incentive compensation.

Potential Payments upon Termination or Change in Control

The employment agreements entered into by the Company with Ben Wu, Chief Operating Officer, and Chris Martin, Chief Financial Officer contain severance provisions. In the event of any of the following conditions triggering severance payment is effected as of or after six months of the employment commencement date, an amount equal to three months of base salary ($24,000) for Mr. Wu and one month of base salary ($7,000) for Mr. Martin:

Payments upon Termination. If (i) employment is terminated by the Company (A) without Cause, (B) by delivery of a Non-Renewal Notice by the Company, (C) by reason of death or disability, or (D) title or duties are materially modified, the Company changes its primary place of business or the location at which officer is expected to be by more than 50 miles, the Company materially breaches a material provision of the employment agreement or the Company otherwise materially and adversely changes the conditions of employment; or (ii) (A) a Change of Control is consummated (“Change of Control” means any of the following: any consolidation, merger, or recapitalization of the Company with, or any sale of Company equity to, any other non-affiliated entity as a result of which, in any such case, the beneficial holders of the issued and outstanding equity securities of the Company immediately prior to such transaction possess less than 50% of the voting power of the surviving entity immediately after such transaction; or any sale or transfer of all or substantially all of the assets of the Company), (B) office is not offered substantially equivalent employment with the surviving company (provided that any failure to offer a position with the identical title shall not be considered for purposes of determining such substantial equivalence) following the Change of Control and (C) officer resigns or otherwise voluntarily fails to continue employment with the Company or the surviving company following such Change of Control, as officer's sole and exclusive right and remedy.

Other than the employment agreements with Ben Wu and with Chris Martin described in the preceding paragraphs, the Company is not a party to any contract, agreement, plan, or arrangement, whether written or unwritten, that provides for a payment or payments to a named executive officer at, following, or in connection with the resignation, retirement, or other termination of employment of the named executive officer, or a change in control of the Company, or a change in the officer’s responsibilities following a change in control.

Compensation of Directors

On May 4, 2015, the Company entered into a Board of Director Services Agreement with Greg Gamet. In exchange for three years of service as Director, Mr. Gamet will receive an additional 200,000 shares of the Company's common stock, which vest over the three year term as follows: (a) 100,000 shares shall vest on May 30, 2016; and (b) from and after May 30, 2016, 100,000 shares shall vest ratably in 8 quarterly installment over the next 24 months, with each quarterly installment vesting on the last day of the fiscal quarter.

We do not compensate our other two directors for their services in their capacity as directors. Directors are not paid for meetings attended. All travel and lodging expenses associated with corporate matters are reimbursed by us, if and when incurred.

Compensation Committee Interlocks and Insider Participation

We currently do not have a compensation committee although we intend to create one as the need arises.  Currently, our Board of Directors serves as our Compensation Committee. Nicholas Kovacevich is a named executive officer who also serves on our Board of Directors and therefore makes decisions regarding compensation. Nicholas Kovacevich also serves as a director of BigRentz, Inc., and his responsibilities include matters of compensation. Dallas Imbimbo, Chairman, serves as Chairman and Chief Executive Officer of BigRentz, Inc.

Item 7.  Certain Relationships and Related Transactions and Director Independence.

Relationships

Nicholas Kovacevich, our Chief Executive Officer, Director, and Secretary, is the brother of John Kovacevich, our Product Manager and a greater than 5% stockholder. George and Rita Kovacevich are a less than 1% stockholder, and are the parents of John and Nicholas Kovacevich. There are no other family relationships between any of our directors or executive officers.

Nicholas Kovacevich, our Chief Executive Officer, Director and Secretary, has loaned the Company $40,000 since inception of the business in December 2010. Jeffrey Meng, a greater than 5% stockholder loaned the Company $50,000 during fiscal 2014. As of August 31, 2014, only the $50,000 loan to Mr. Meng was outstanding. These loans are non-interest bearing, unsecured and due upon demand.

The Company sub-leases its corporate headquarters from 3 Kings Ventures, LLC, a related party owned by Dallas Imbimbo, Chairman, Nicholas Kovacevich, Chief Executive Officer, and Jeffrey Meng, a greater than 5% stockholder. During the fiscal years ended August 31, 2014 and 2013, the Company made rent payments to 3 Kings Ventures, LLC of $73,500 and $35,500, respectively. During the three month period ended February 28, 2015 and 2014, the Company made rent payments to 3 Kings Ventures, LLC of $23,000 and $15,000, respectively, and $47,000 and $25,000 for the six month period ended February 28, 2015 and 2014, respectively. Effective February 1, 2014, these rent payments increased as a result of the expansion of square footage under lease.

During the fiscal year ended August 31, 2014, the Company purchased $131,302 of inventory from The Greenlight Companies, LLC, a related party owned by Nicholas Kovacevich, Chief Executive Officer, Dallas Imbimbo, Chairman, John Kovacevich, a greater than 5% stockholder, and Jeffrey Meng, a greater than 5% stockholder. The Company did not purchase any inventory from The Greenlight Companies, LLC during the six months ended February 28, 2015.

The Company entered into a royalty agreement on December 8, 2014 with KB Mold Company, Inc., a related party owned by Ben Wu, Chief Operating Officer, Chris Martin, Chief Financial Officer, and John Kovacevich, a greater than 5% stockholder. Effective April 29, 2015 and through the date of this filing, the Company has accrued $5,280 of royalty fees to KB Mold Company.

Director Independence

Our Board is currently composed of three members who are not independent. Our Common Stock is not currently listed for trading on a national securities exchange and, as such, we are not subject to any director independence standards. We evaluated independence in accordance with the rules of The New York Stock Exchange, Inc., which generally provides that a director is not independent if: (i) the director is, or in the past three years has been, an employee of ours; (ii) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (iii) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee); (iv) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by our independent public accountants, or has worked for such firm in any capacity on our audit; (v) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (vi) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1,000,000 or 2% of that other company’s consolidated gross revenues.

Use of Promoters

Our founders are Dallas Imbimbo, Nicholas Kovacevich, John Kovacevich and Jeffrey Meng.

The following table lists the money, property, contracts, options or rights of any kind received and to be received by each of our founders from us, and the nature and amount of any assets, services or other consideration therefore received or to be received by us from our founders:

Founder	Money, property, contracts, options and rights received or to be received by Founder from the Company	Assets, services or other consideration received or to be received by Company from Founder

Dallas Imbimbo	12,000,000 shares of common stock	Capital of $19,505
Wages of $116,868

Nicholas Kovacevich	12,000,000 shares of common stock	Capital of $19,505
	Wages of $165,106	Loans of $40,000

Jeffrey Meng	4,700,000 shares of common stock	Capital of $19,505
	Wages of $40,000	Loans of $50,000

John Kovacevich	3,700,000 shares of common stock	Capital of $19,505
Wages of $99,378

Other than services provided by our founders described in the table above, we have not utilized the services of a promoter at any point in time from inception of the business in December 2010 to the current date of this filing.

Item 8.  Legal Proceedings

We are not currently involved in any legal proceeding responsive to this Item. From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. Our operations are subject to federal, state and local laws and regulations. Other than described in this Item Number, we are not involved in, or the subject of, any pending or existing litigation not arising out of operations in the normal course of business.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

There is no current market for our securities.  Upon the effectiveness of this registration statement, we intend to have our common stock quoted on OTCMarkets.com.

As of July 9, 2015, there are approximately 167 holders of record of our common stock.

As of July 9, 2015, there are options exercisable for 1,000,000 shares of our common stock granted to Ben Wu, Chief Operating Officer, which are outstanding and fully exercisable.

As of July 9, 2015, there are 46,217,779 shares of the Company's common stock issued and outstanding. Of this total, 30,112,500 shares of the Company's common stock, representing 65% of our issued and outstanding shares, are held by affiliates.

We have never declared or paid cash dividends on our common stock.  We anticipate that in the future we will retain any earnings for operation of our business.  Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future.

We currently have no Equity Compensation Plans.  We issue shares of our common stock to our officers and directors pursuant to employment and director agreements.

Item 10. Recent Sales of Unregistered Securities.

Sales to accredited investors.  During fiscal year 2014, we sold 320,000 unregistered shares of Company common stock for cash to accredited investors who are not our directors, officers, employees or other service providers at a weighted average offering price of $0.6875 per share.  The total amount of cash consideration paid to us for these securities was $220,000.  Subsequent to August 31, 2014 and through the date of this filing we sold 1,247,779 unregistered shares of Company common stock for cash to accredited investors who are not our directors, officers, employees or other service providers at a weighted average offering price of $0.5947 per share. The total amount of cash consideration paid to us for these securities was $742,000.  We received only cash consideration for the sale of these securities.

These securities were issued without registration under the Securities Act in reliance on registration exemptions contained in Section 4(a)(2) of the Securities Act and Regulation D as transactions by an issuer not involving any public offering.  The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

We have used and we intend to use the proceeds from all sales for cash of unregistered shares of Company common stock for the purchase of equipment for operations, supplies and payroll for operations, professional fees, and working capital.

Sales and grants pursuant to contracts relating to compensation for services.  During fiscal year 2014, we granted 8,750,000 unregistered shares of Company common stock for services and granted options to purchase 1,000,000 unregistered shares of Company common stock to our directors, officers, employees and other services providers pursuant to written and oral agreements relating to compensation for services.  The weighted average fair value of these shares was $0.03 per share.  The weighted average exercise price of these options was $0.05 per share.  We received only services consideration for these securities.

All of these securities were sold and granted without registration under the Securities Act in reliance on registration exemptions contained in Rule 701 under the Securities Act as exempt offers and sales of securities pursuant to contracts relating to compensation.  The recipients of securities in each such transaction are services providers who provided services to us.

Sales and grants pursuant to business combinations.  On April 10, 2015, as partial purchase consideration for the acquisition of Dank, we issued 3,500,000 unregistered shares of Company common stock to the sellers of Dank.  The fair value of these shares at closing of this acquisition was $0.62 per share, as determined by our Board of Directors. The Board determined this valuation should be calculated based on the weighted average price of Company shares sold for cash to investors from the period from March 19, 2014 through April 10, 2015.

These securities were issued without registration under the Securities Act in reliance on registration exemptions contained in Section 4(a)(2) of the Securities Act and Regulation D as transactions by an issuer not involving any public offering.  The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

There were no public or underwritten offerings employed in connection with and no Securities Act registrations with respect to any of the transactions set forth above.

Item 11.  Description of Registrant’s Securities to be Registered.

The following description of our capital stock is a summary of the material terms of our shares of common stock.

Our authorized capital stock consists of 275,000,000 shares of stock consisting of (i) 265,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”) of which 46,217,779 shares are issued and outstanding as of July 9, 2015, and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”) of which zero shares have been issued. Stockholders do not have any preemptive or subscription rights to purchase shares in any future issuance of our common stock.

As of July 9, 2015, we have issued and outstanding securities on a fully diluted basis:

●	46,217,779 shares of common stock

●	no shares of preferred stock;

●	1,000,000 stock options;

●	no warrants to acquire shares of our common stock; and

●	no unissued and unvested restricted stock grants.

Common Stock

The Board of Directors is authorized to issue 265,000,000 shares of common stock, of which 46,217,779 shares are issued and outstanding as of July 9, 2015.  Each share of our common stock is entitled to share pro rata in dividends and distributions with respect to our common stock when, and if, declared by the Board of Directors from funds legally available therefore. No holder of any shares of common stock has any preemptive rights to subscribe for any of our securities. Upon our dissolution, liquidation or winding up, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and non-assessable.

Dividend Policy

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock will be entitled to receive dividends on the stock out of assets legally available for distribution when, as and if authorized and declared by our Board of Directors.  We have never declared or paid any cash dividends on our common stock. We currently intend to retain all available funds for use in our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination relating to dividend policy will be made by the discretion of our Board of Directors and will depend on a number of factors, including the future earnings, capital requirements, financial condition and future prospects and such other factors as our Board of Directors may deem relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered into by us from time to time. We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any series of preferred stock, the holders of the shares possess all voting power.   The holders of shares of our common stock do not have cumulative voting rights in connection with the election of the board of directors, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Liquidation Rights

Subject to any preferential rights of any series of preferred stock, holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up.

Absence of Other Rights

Holders of common stock have no preferential, preemptive, conversion, exchange, or registration rights.

Item 12. Indemnification of Directors and Officers.

Nevada Statutes

Sections 78.7502 and 78.751 of the Nevada Revised Statutes authorizes a court to award, or a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit indemnification, including reimbursement of expenses incurred, under certain circumstances for liabilities arising under the Securities Act. In addition, our Bylaws provide that we have the authority to indemnify our directors and officers and may indemnify our employees and agents (other than officers and directors) against liabilities to the fullest extent permitted by Nevada law. We are also empowered under our Bylaws to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue

Charter Provisions

Our Amended Articles of Incorporation currently do not provide for indemnification of our officers and directors.

Bylaws

The Bylaws of the Company provide for indemnification of officers, directors, employees and agents of the Company that is substantially identical in scope to that permitted under Nevada law and summarized above. Such Bylaws provide that the expenses of directors and officers of the Company incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Company.

Agreements

Pursuant to compensation agreements with selected officers and directors, we may agree, to the maximum extent permitted by law, to defend, indemnify and hold harmless the officers and directors against any costs, losses, claims, suits, proceedings, damages or liabilities to which our officers and directors become subject to which arise out of or are based upon or relate to our officers and directors engagement by the company.

Item 13. Financial Statements and Supplementary Data.

The consolidated financial statements required under this Item and in accordance with Article 8 of Regulation S-X are attached to this registration statement, and begin on page F-1

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None

Item 15.  Financial Statements and Exhibits

Financial Statement	Page #

(i) For the Fiscal Years Ended August 31, 2014 and 2013 of Kush Bottles, Inc.

Report of Independent Registered Public Accounting Firm	F-1
Consolidated Balance Sheets at August 31, 2014 and 2013	F-2
Consolidated Statement of Operations for the Years Ended August 31, 2014 and 2013	F-3
Consolidated Statement of Stockholders' Equity for the Years Ended August 31, 2014 and 2013	F-4
Consolidated Statement of Cash Flows for the Years Ended August 31, 2014 and 2013	F-5
Notes to Consolidated Financial Statements	F-6

(ii) For the Three and Six-Month Periods Ended February 28, 2015 and 2014 for Kush Bottles, Inc.

Condensed Consolidated Balance Sheets as of February 28, 2015 (unaudited) and August 31, 2014	F-12
Condensed Consolidated Statements of Operations for the three and six months ended February 28, 2015 (unaudited) and 2014	F-13
Condensed Consolidated Statement of Stockholders' Equity for the six months ended February 28, 2015 (unaudited)	F-14
Condensed Consolidated Statements of Cash Flows for the six months ended February 28, 2015 (unaudited) and 2014	F-15
Notes to Condensed Consolidated Financial Statements (unaudited)	F-16

(iii) For the period from inception, January 24, 2014 to August 31, 2014 of Dank Bottles, LLC

Report of Independent Registered Public Accounting Firm	F-20
Balance Sheet at August 31, 2014	F-21
Statement of Operations for the period from inception, January 24, 2014 to August 31, 2014	F-22
Statement of Members' Equity for the period from inception, January 24, 2014 to August 31, 2014	F-23
Statement of Cash Flows for the period from inception, January 24, 2014 to August 31, 2014	F-24
Notes to Financial Statements	F-25

(iv) For the Three and Six-Month Periods Ended February 28, 2015 and for the period from inception, January 24, 2014 to February 28, 2014 of Dank Bottles, LLC

Condensed Balance Sheets as of February 28, 2015 (unaudited) and August 31, 2014	F-29
Condensed Statements of Operations for the three and six months ended February 28, 2015 (unaudited) and for the period from inception, January 24, 2014 to February 28, 2014	F-30
Condensed Statement of Members' Equity for the six months ended February 28, 2015 (unaudited)	F-31
Condensed Statements of Cash Flows for the six months ended February 28, 2015 (unaudited) and for the period from inception, January 24, 2014 to February 28, 2014.	F-32
Notes to Condensed Financial Statements (unaudited)	F-33

(v) Unaudited Pro Forma Condensed Financial Statements	F-35

	Exhibit	Form	Filing	Filed with
Exhibits	#	Type	Date	This Report

Certificate of Incorporation filed with the Secretary of State of Nevada on February 26, 2014.	3.1	Form 10 (A/1)	5/29/2015

Certificate of Amendment filed with the Secretary of State of Nevada on March 7, 2014.	3.2	Form 10 (A/1)	5/29/2015

Bylaws of Kush Bottles, Inc.	3.3	Form 10 (A/1)	5/29/2015

Employment Agreement effective February 18, 2014, by and between KIM International Corporation and Ben Wu.	10.1	Form 10 (A/1)	5/29/2015

Employment Agreement effective July 28, 2014, by and between Kush Bottles, Inc. and Chris Martin.	10.2	Form 10 (A/1)	5/29/2015

Royalty Agreement effective September 11, 2014, by and between KB Mold Company and KIM International Corporation	10.3	Form 10 (A/1)	5/29/2015

Sublease Agreement effective August 1, 2012	10.4	Form 10 (A/1)	5/29/2015

Lease Agreement effective December 31, 2014	10.5	Form 10 (A/1)	5/29/2015

Stock Purchase Agreement effective March 4, 2014	10.6	Form 10 (A/1)	5/29/2015

Promissory Note effective December 3, 2014 by and between Dank Bottles, LLC and KIM International Corporation	10.7	Form 10 (A/1)	5/29/2015
Equity Purchase Agreement by and between Kush Bottles, Inc. and members of Dank Bottles, LLC, dated April 10, 2015	10.8	Form 10 (A/1)	5/29/2015

Opus Bank Revolving Line of Credit Agreement, dated April 15, 2015	10.9	Form 10 (A/1)	5/29/2015

Board of Director Services Agreement, effective May 4, 2015, between the KUSH Bottles, Inc. and Greg Gamet	10.10	Form 10 (A/1)	5/29/2015

List of Subsidiaries	23.1	Form 10 (A/1)	5/29/2015

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KUSH BOTTLES, INC.

Date:  July 9, 2015     By:           /s/ Nicholas Kovacevich
                                                                                 Secretary

KUSH BOTTLES, INC.

Consolidated Financial Statements

August 31, 2014 and 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Kush Bottles, Inc.

We have audited the accompanying consolidated balance sheets of Kush Bottles, Inc. (the “Company”) as of August 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Kush Bottles, Inc. at August 31, 2014 and 2013, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has sustained recurring net losses, negative cash flow from operations, and faces uncertainties surrounding the Company's ability to raise additional funds. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP

April 9, 2015

New York, New York

KUSH BOTTLES, INC.
Consolidated Balance Sheets
As of August 31, 2014 and 2013

	August 31,	August 31,
	2014	2013
ASSETS

CURRENT ASSETS

Cash	$23,004	$23,664
Accounts receivable, net of allowance	50,313	1,774
Prepaids	128,202	-
Inventory	153,040	160,214

Total Current Assets	354,559	185,652

PROPERTY AND EQUIPMENT, net	21,551	13,417

TOTAL ASSETS	$376,110	$199,069

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable	$97,071	$49,069
Accrued expenses and other current liabilties	48,157	44,415
Notes payable - related parties	50,000	20,000
Notes payable - current portion	5,812	7,716

Total Current Liabilities	201,040	121,200

LONG-TERM DEBT

Notes payable	7,662	13,473

TOTAL LIABILITIES	208,702	134,673

COMMITMENTS and CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY

Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 265,000,000 shares authorized,
40,720,000 and 32,400,000 shares issued and outstanding, respectively	40,720	32,400
Common stock to be issued, 750,000 and 0 shares, respectively	750	-
Additional paid-in capital	535,082	45,623
Accumulated deficit	(409,144)	(13,627)

Total Stockholders' Equity	167,408	64,396

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$376,110	$199,069

See accompanying notes to the consolidated financial statements

KUSH BOTTLES, INC.
Consolidated Statements of Operations

	For the Years Ended
	August 31,
	2014	2013

REVENUE	$1,710,286	$1,293,421
COST OF GOODS SOLD	987,094	808,087

GROSS MARGIN	723,192	485,334

OPERATING EXPENSES

Depreciation	6,147	17,198
Stock compensation expense	278,529	-
Selling, general and administrative	828,901	556,852

Total Operating Expenses	1,113,577	574,050

LOSS FROM OPERATIONS	(390,385)	(88,716)

OTHER INCOME (EXPENSES)

Interest expense	(5,132)	(3,311)

Total Other Income (Expenses)	(5,132)	(3,311)

LOSS BEFORE INCOME TAXES	(395,517)	(92,027)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(395,517)	$(92,027)

BASIC AND DILUTED LOSS PER SHARE	$(0.010)	$(0.003)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING -
BASIC AND DILUTED	40,269,973	32,400,000

See accompanying notes to the consolidated financial statements

KUSH BOTTLES, INC.
Consolidated Statements of Stockholders' Equity
For the Years Ended August 31, 2013 and 2014

			Common Stock		Additional	Retained Earnings
	Common Stock		to be Issued		Paid-in	(Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit)	Total

Balance, August 31, 2012 (as adjusted for recapitalization)	32,400,000	$32,400	-	$-	$45,623	$78,400	$156,423

Net loss for the year ended
August 31, 2013	-	-	-	-	-	(92,027)	(92,027)

Balance, August 31, 2013	32,400,000	32,400	-	-	45,623	(13,627)	64,396

Stock issued for services	7,600,000	7,600	50,000	50	169,433	-	177,083

Stock sold to investors	220,000	220	100,000	100	219,680	-	220,000

Stock compensation	500,000	500	600,000	600	100,346	-	101,446

Net loss for the year ended
August 31, 2014	-	-	-	-	-	(395,517)	(395,517)

Balance, August 31, 2014	40,720,000	$40,720	750,000	$750	$535,082	$(409,144)	$167,408

See accompanying notes to the consolidated financial statements

KUSH BOTTLES, INC.
Consolidated Statements of Cash Flows

	For the Years Ended
	August 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(395,517)	$(92,027)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation	6,147	17,198
Stock compensation expense	278,529	-

Changes in operating assets and liabilities
Accounts receivable	(48,539)	10,326
Prepaids	(128,202)	800
Inventory	7,174	(9,203)
Accounts payable	48,002	38,757
Accrued expenses and other current liabilties	3,742	32,333

Net cash used in operating activities	(228,664)	(1,816)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property and equipment	(14,281)	(9,116)

Net cash used in investing activities	(14,281)	(9,116)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from related party loan	50,000	20,000
Repayment of related party loan	(20,000)	-
Proceeds from notes payable	-	7,117
Repayment of notes payable	(7,715)	(5,347)
Proceeds from sale of stock	220,000	-

Net cash provided by financing activities	242,285	21,770

NET (DECREASE) INCREASE IN CASH	(660)	10,838

CASH AT BEGINNING OF YEAR	23,664	12,826

CASH AT END OF YEAR	$23,004	$23,664

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$5,132	$3,311
Income taxes	$-	$-

See accompanying notes to the consolidated financial statements

KUSH BOTTLES, INC.
Notes to Consolidated Financial Statements
As of August 31, 2014 and 2013

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Kush Bottles, Inc. (“the Company”) was incorporated in the state of Nevada on February 26, 2014.  The Company specializes in the wholesale distribution of packaging supplies for the cannabis industry. The Company’s wholly owned subsidiary Kim International Corporation (KIM) was originally incorporated as Hy Gro Economics Corporation ("Hy Gro") on December 2, 2010. On October 30, 2012, Hy Gro amended its articles of incorporation to reflect a name change to KIM International Corporation (KIM).

Recapitalization

On March 4, 2014, the shareholders of KIM exchanged all 10,000 of their common shares for 32,400,000 common shares of Kush Bottles, Inc. The operations of KIM became the operations of Kush after the share exchange and accordingly the transaction is accounted for as a recapitalization of KIM whereby the historical financial statements of KIM are presented as the historical financial statements of the combined entity.

Subsequent to the share exchange, the members of KIM owned 32,400,000 of shares of Company’s common stock, effectively obtaining operational and management control of Kush. Kush had no operations prior to the share exchange. As a result of the recapitalization, KIM was the acquiring entity in accordance with ASC 805, Business Combinations. The accumulated losses of KIM were carried forward after the completion of the share exchange. Operations prior to the share exchange were those of KIM.

All reference to common stock shares and per share amounts have been restated to effect the recapitalization which occurred on March 4, 2014.

Basis of Presentation

The accompanying consolidated financial statements and related notes include the activity of the Company and its wholly owned subsidiary KIM and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Significant inter-company transactions and balances have been eliminated in consolidation.

The consolidated financial statements were prepared on a going concern basis. During the year ended August 31, 2014, the Company had a net loss of $395,517 and negative cash flow from operations of $228,664. Historically, the Company has had operating losses and negative cash flows from operations. Whether, and when, the Company can attain profitability and positive cash flows from operations is uncertain. These uncertainties cast significant doubt upon the Company’s ability to continue as a going concern. The Company will need to raise capital in order to fund its operations. This need may be adversely impacted by uncertain market conditions and changes in the regulatory environment. To address its financing requirements, the Company will seek financing through debt and equity issuances and rights offerings to existing shareholders. The outcome of these matters cannot be predicted at this time.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to consist of cash on hand and investments having an original maturity of 90 days or less that are readily convertible into cash.  As of August 31, 2014 and 2013, the Company had $23,004 and $23,664, respectively.

Accounts Receivable

Trade accounts receivable are carried at their estimated collectible amounts.  Trade credit is generally extended on a short-term basis, thus trade receivables do not bear interest.  Trade accounts receivables are periodically evaluated for collectability based on past credit history and their current financial condition. The Company’s allowance for doubtful accounts was $28,000 and $-0- as of August 31, 2014 and 2013, respectively.

Inventory

Inventories are stated at the lower of cost or net realizable value using the first-in first out (FIFO) method. The Company’s inventory consists of finished goods of $153,040 and $160,214 as of August 31, 2014 and 2013, respectively.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, after the asset is placed in service. Asset lives range from 3 to 7 years. Gains and losses from the retirement or disposition of property and equipment are included in operations in the period incurred.  Maintenance and repairs are expensed as incurred.

Earnings (Loss) Per Share

The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, "Earnings Per Share" (“ASC 260-10”).  Basic net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock.  Diluted net loss per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period.

Revenue Recognition

It is the Company’s policy that revenues from product sales is recognized in accordance with ASC 605 "Revenue Recognition".  Four basic criteria must be met before revenue can be recognized; (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management’s judgments regarding fixed nature in selling prices of the products delivered and the collectability of those amounts.  The Company has not implemented any specific rebate programs. Provisions for discounts to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.  As of August 31, 2014 and 2013, we had provisions for discounts of $2,648 and $1,097, respectively. The Company has not established a formal customer incentive program, but considers and accomodates discounts to certain customers on a case by case basis, including by way of example, for volume shipping or for certain new customers with orders over a specific discretionary dollar threshold. During the year ended August 31, 2014 and 2013, the Company had a refund allowance of $0 and $726, respectively. Consistent with ASC 605-15-25-1, the Company considers factors such as historical return of products, estimated remaining shelf life, price changes from competitors, and introductions of competing products in establishing a refund allowance.The Company recognizes revenues as risk and title to products transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectability is reasonably assured.   The Company defers any revenue for which the product was not delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Share-based Compensation

The Company account for its stock based awards in accordance with Accounting Standards Codification subtopic 718-10, "Compensation", which requires fair value measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including restricted stock awards.  The Company estimates the fair value of stock using the stock price on the date of the approval of the award.  The fair value is then expensed over the requisite service periods of the awards, which is generally the performance period and the related amount is recognized in the consolidated statements of operations.

Advertising

The Company conducts advertising for the promotion of its services. In accordance with ASC Topic 720-35-25, advertising costs are charged to operations when incurred.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC 740, "Income Taxes," which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company applies the provisions of ASC 740, "Accounting for Uncertainty in Income Taxes". The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company did not identify any material uncertain tax positions on returns that have been filed or that will be filed.  The Company did not recognize any interest or penalties for unrecognized tax benefits during the years ended August 31, 2014 and 2013, nor were any interest or penalties accrued as of August 31, 2014 and 2013.

Fair Value of Financial Instruments

The Company adopted ASC 820 which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under this standard certain assets and liabilities must be measured at fair value, and disclosures are required for items measured at fair value.

The Company currently does not have non-financial assets or non-financial liabilities that are required to be measured at fair value on a recurring basis. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. The fair value of the Company’s cash is based on quoted prices and therefore classified as Level 1.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect management’s assumptions about the assumptions that market participants would use in pricing the asset or liability.

Reclassification

Certain reclassifications have been made to conform the prior period data to the current presentation. These reclassifications had no effect on reported net loss.

Recently Issued Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern.” The provisions of ASU No. 2014-15 require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued).

The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently assessing the impact of ASU No. 2014-15 on the Company’s consolidated financial statements once adopted.

In June 2014, the FASB issued ASU 2014-12, "Compensation - Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could be Achieved after the Requisite Service Period." This ASU provides more explicit guidance for treating share-based payment awards that require a specific performance target that affects vesting and that could be achieved after the requisite service period as a performance condition. The new guidance is effective for annual and interim reporting periods beginning after December 15, 2015. The Company does not expect the adoption of this guidance to have a material impact on the consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)," which is the new comprehensive revenue recognition standard that will supersede all existing revenue recognition guidance under GAAP. The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to a customer in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This ASU is effective for annual and interim periods beginning on or after December 15, 2016, and early adoption is not permitted. Entities will have the option of using either a full retrospective approach or a modified approach to adopt the guidance in the ASU. The Company is currently evaluating the impact of adopting this guidance.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 2 – GOING CONCERN

The Company’s consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has a net loss of $395,517 for the year ended August 31, 2014, and has an accumulated deficit of $409,144 as of August 31, 2014. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease development of operations.

In order to continue as a going concern achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through increased sales of product and by sale of common shares. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its plans and eventually secure other sources of financing and attain profitable operations. The accompanying consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – CONCENTRATIONS OF RISK

Supplier Concentrations

The Company purchases inventory from various suppliers and manufacturers. For the fiscal years ended August 31, 2014 and 2013, three vendors accounted for approximately 80% and 68%, respectively, of total inventory purchases.

Customer Concentrations

For the fiscal years ended August 31, 2014 and 2013, one customer represented 22% and 0% of the Company's revenues, respectively.

NOTE 4 – RELATED-PARTY TRANSACTIONS

Shareholders have made loans to the Company. The loans are non-interest bearing, unsecured and due upon demand. The Company owes $50,000 and $20,000 for such loans as of August 31, 2014 and 2013, respectively.

The Company leases its primary facilities from a related party. During the years ended August 31, 2014 and 2013, the Company made rent payments of $73,500 and $35,500, respectively. Total rent expense, including facilities leased from non-related parties, for the years ended August 31, 2014 and 2013 was $91,900 and $40,200, respectively.

During the year ended August 31, 2014, the Company purchased $131,302 of inventory from a related party.

NOTE 5 – PROPERTY AND EQUIPMENT

The major classes of fixed assets consist of the following as of August 31:

	2014	2013
Office Equipment	$7,260	$-
Machinery and equipment	7,020	-
Vehicles	30,615	30,615
	44,895	30,615
Accumulated Depreciation	(23,344)	(17,198)
	$21,551	$13,417

Depreciation expense was $6,147 and $17,198, for the years ended August 31, 2014 and 2013, respectively

NOTE 6 – LONG TERM DEBT

Automobile Contracts Payable
The Company has entered into purchase contracts for its vehicles.  The loans are secured by the vehicles and bear interest at an average interest rate of approximately 12% per annum. The composition of these automobile contracts payable is summarized in the table below:

Principal Due
2015	$5,812
2016	4,954
2017	2,708
$13,474

NOTE 7 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following as of August 31:

	2014	2013
Credit card liabilities	$25,296	$26,567
Accrued payroll	22,861	10,551
Sales tax payable	-	7,297
	$48,157	$44,415

NOTE 8 – STOCKHOLDERS' EQUITY

Preferred Stock

The authorized preferred stock is 10,000,000 shares with a par value of $0.001. As of August 31, 2014 and 2013, the Company has no shares of preferred stock issued or outstanding.

Common Stock

The authorized common stock is 265,000,000 shares with a par value of $0.001. As of August 31, 2014 and 2013, 40,720,000 and 32,400,000 shares were issued and outstanding, respectively.

On March 4, 2014, the shareholders of KIM exchanged all 10,000 of the common shares for 32,400,000 common shares of Kush. The operations of KIM became the operations of Kush after the share exchange and accordingly the transaction is accounted for as a recapitalization of KIM.

During the year ended August 31, 2014, the Company sold 320,000 shares of its common stock to investors in exchange for cash of $220,000. As of August 31, 2014, 100,000 of these shares, purchased for $50,000, had not yet been issued.

Share-based Compensation

The Company recorded compensation expense of $278,529 and $0 for the years ended August 31, 2014 and 2013, respectively, in connection with the issuance of shares of common stock and options to purchase common stock.

In conjunction with issuance of the 32,400,000 common shares to the shareholders of KIM on March 4, 2014, Kush granted 7,650,000 shares for services rendered. The shares were valued at $0.02 per share for a total of $177,083. As of August 31, 2014, 50,000 of these shares had not yet been issued.

On July 28, 2014, the Company granted 100,000 shares of common stock to an officer of the Company upon execution of the officer's employment agreement. The shares vested immediately and accordingly, the Company recognized $68,750 of stock compensation expense. As of August 31, 2014, the shares had not yet been issued.

On February 14, 2014, the Company granted 1,000,000 shares of common stock to an officer of the Company upon execution of the officer's employment agreement. The shares were valued at $0.02 per share and $23,148 was recognized as stock compensation expense. As of August 31, 2014, 500,000 of these shares had not yet been issued.

Stock Options

Per the employment agreement dated February 14, 2014, the Company also awarded the officer the right to purchase 1,000,000 shares of common stock at a fixed price of $0.05. The option fully vested upon execution of the officer's employment agreement and is exercisable immediately. Using the Black-Scholes option pricing model, management estimated the fair value of the option to be $9,548. Accordingly, $9,548 was recognized as stock compensation expense.

The Company estimates the fair value of share-based compensation utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected option term, expected volatility of our stock price over the expected option term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates. The Company believes this valuation methodology is appropriate for estimating the fair value of stock options granted to employees and directors which are subject to ASC Topic 718 requirements. These amounts are estimates and thus may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants. The Company recognizes compensation on a straight-line basis over the requisite service period for each award. The following table summarizes the assumptions the Company utilized to record compensation expense for stock options granted during the years ended August 31, 2014 and 2013:

	August 31,	August 31,
	2014	2013
Expected term (years)	5.0	N/A
Expected volatility	70%	N/A
Weighted-average volatility	70%	N/A
Risk-free interest rate	1.53%	N/A
Dividend yield	0%	N/A
Expected forfeiture rate	0%	N/A

The expected life is computed using the simplified method, which is the average of the vesting term and the contractual term. The expected volatility is based on management's analysis of historical volatility for comparable companies. The risk-free interest rate is based on the U.S. Treasury yields with terms equivalent to the expected term of the related option at the time of the grant. While the Company believes these estimates are reasonable, the compensation expense recorded would increase if the expected life was increased, a higher expected volatility was used, or if the expected dividend yield increased.

A summary of the Company’s stock option activity during the year ended August 31, 2014 and 2013 is presented below:

Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Balance Outstanding, August 31, 2012	-	$-	-	-
Granted	-	-	-	-
Exercised	-	-	-	-
Balance Outstanding, August 31, 2013	-	-	-	-
Granted	1,000,000	0.05	5 years	-
Exercised	-	-	-	-
Balance Outstanding, August 31, 2014	1,000,000	$0.05	4.46 years	$637,500
Exercisable, August 31, 2014	1,000,000	$0.05	4.46 years	$637,500

NOTE 9 – INCOME TAXES

For the year ended August 31, 2014, the Company has incurred a net loss of $395,517.  The net deferred tax asset generated by the loss carry-forward has been fully reserved.  The cumulative net operating loss carry-forward is $111,019 at August 31, 2014 and will expire beginning in the year 2034. Due to a change in control the net operating losses from the year ended August 31, 2013 have become unusable for subsequent years.

The provision for income tax consists of the following for the fiscal years ended August 31:

	2014	2013
Federal income (tax) benefit attributable to:
Current operations	$167,506	$45,341
Stock compensation expense	(119,767)	-
Depreciation	(2,567)	(5,769)
Less: valuation allowance	(47,738)	(39,572)
Net provision for Federal income taxes	$-	$-

The cumulative tax effect at the expected rate of 43% of significant items comprising our net deferred tax amount is as follows as of August 31:

	2014	2013
Deferred tax asset attributable to:
Net operating loss carryover	$47,738	$45,341
Depreciation	(3,203)	(5,769)
Valuation allowance	(44,535)	(39,572)
Net deferred tax asset	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $111,019 for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years. The Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months. The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes.  As of August 31, 2014 and 2013, the Company had no accrued interest or penalties related to uncertain tax positions. The tax years that remain subject to examination by major taxing jurisdictions are for the years ended August 31, 2014 and 2013.

NOTE 10 – LOSS PER SHARE

We calculate basic loss per share by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted loss per share reflect the effects of potentially diluted securities. Because we incurred net losses for the fiscal year ended August 31, 2014 and 2013, common stock equivalents are anti-dilutive accordingly basic and diluted loss per share were the same. The summary of the basic and diluted earnings per share computations is as follows:

	2014	2013
Net loss	$(395,517)	$(92,027)
Basic net loss per share:
Weighted-average shares outstanding - basic and diluted	40,269,973	32,400,000
Basic net loss per share:	$(0.010)	$(0.003)
Diluted net loss per share:
Weighted-average shares outstanding - basic	40,269,973	32,400,000
Weighted-average shares outstanding - diluted	40,269,973	32,400,000
Diluted loss per share	$(0.010)	$(0.003)

NOTE 11 – COMMITMENTS AND CONTINGENCIES

Lease

The Company’s corporate head-quarters and primary distribution center is located in Santa Ana, California. The Company also has a facility located in Auburn, Washington. Each facility is leased. The California facility lease expires on August 1, 2015 and requires monthly payments of $8,000 for a total of $88,000 in lease commitments through the end of term. The Washington facility lease has a term of 6 months and provides for monthly payments of $1,700, and expires on January 1, 2015. The Company renewed its Washington facility lease, extending it for a term of 12 months, effective January 1, 2015 and expiring December 31, 2015. The lease provides for monthly payments of $1,739. The total future commitments for these Washington facility leases total $27,668.

Litigation

The Company may be subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity. The Company had no pending legal proceedings or claims as of August 31, 2014 and 2013.

NOTE 12 – SUBSEQUENT EVENTS

Subsequent issuance of Common Stock

Subsequent to August 31, 2014 and through July 9, 2015, the Company sold 1,247,779 shares of its common stock to investors in exchange for cash consideration of $752,000. In September 2014, the Company also issued 100,000 shares and 50,000 shares owed to an investor and an individual, as of August 31, 2014, respectively.

In September 2014 and November 2014, the Company issued 500,000 shares and 100,000 shares, respectively, of common stock owed to officers as of August 31, 2014.

Subsequent financing

On December 3, 2014, the Company entered into a promissory note receivable agreement with its largest customer, Dank Bottles, LLC, a re-distributor in Colorado. In exchange for assigning the rights to $75,000 of prepaid inventory, the Company will receive the principal amount of $75,000 plus a service fee of $11,250, payable in six equal installments of $14,375 beginning January 1, 2015. On April 10, 2015, the Company acquired this customer and as of April 10, 2015, the Company had received four installment payments totaling $57,500.

Subsequent Acquisition

In April 2015, the Company entered into an equity purchase agreement to acquire all of the issued and outstanding membership interests in Dank Bottles, LLC, a Colorado limited liability company. In exchange for the purchased interests, the Company paid cash consideration of $373,725 and issued 3,500,000 shares of common stock. Of the $373,725 of cash consideration, $273,725 was paid on April 10, 2015 and the remaining $100,000 is to be paid in 10 monthly installments beginning on July 31, 2015 and ending April 30, 2016.

Subsequent Financing

In April 2015, the Company entered into a $240,000 revolving line of credit facility with a financial institution. The minimum advance is $10,000. Interest accrues at prime plus 2.75% and is payable monthly. The loan is secured by the assets of the Company excluding patents. The loan matures on April 1, 2016.

KUSH BOTTLES, INC.

Unaudited Condensed Consolidated Financial Statements

February 28, 2015

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Balance Sheets ...........................................	F-12

Unaudited Condensed Consolidated Statements of Operations .........................	F-13

Unaudited Condensed Consolidated Statements of Stockholders’ Equity ........	F-14

Unaudited Condensed Consolidated Statements of Cash Flows .........................	F-15

Notes to the Unaudited Condensed Consolidated Financial Statements ..........	F-16

KUSH BOTTLES, INC.
Condensed Consolidated Balance Sheets

	February 28,
	2015	August 31,
	(Unaudited)	2014
ASSETS

CURRENT ASSETS

Cash	$211,192	$23,004
Accounts receivable, net of allowance	48,295	50,313
Prepaids	33,550	128,202
Inventory	262,164	153,040
Note receivable	57,500	-

Total Current Assets	612,701	354,559

PROPERTY AND EQUIPMENT, net	47,770	21,551

TOTAL ASSETS	$660,471	$376,110

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable	$88,351	$97,071
Accrued expenses and other current liabilties	58,957	48,157
Notes payable - related parties	-	50,000
Notes payable - current portion	8,931	5,812

Total Current Liabilities	156,239	201,040

LONG-TERM DEBT

Notes payable	16,379	7,662

TOTAL LIABILITIES	172,618	208,702

COMMITMENTS and CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY

Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 265,000,000 shares authorized,
42,169,112 and 40,720,000 shares issued and outstanding, respectively	42,169	40,720
Common stock to be issued, 20,000 and 750,000 shares, respectively	20	750
Additional paid-in capital	1,019,363	535,082
Accumulated deficit	(573,699)	(409,144)

Total Stockholders' Equity	487,853	167,408

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$660,471	$376,110

See accompanying notes to the unaudited condensed consolidated financial statements

KUSH BOTTLES, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	February 28,		February 28,
	2015	2014	2015	2014

REVENUE	$659,293	$444,499	$1,279,618	$766,552
COST OF GOODS SOLD	402,190	235,757	805,523	405,902

GROSS MARGIN	257,103	208,742	474,095	360,650

OPERATING EXPENSES

Depreciation	4,503	-	7,782	-
Selling, general and administrative	340,102	169,270	641,081	320,392

Total Operating Expenses	344,605	169,270	648,863	320,392

LOSS FROM OPERATIONS	(87,502)	39,472	(174,768)	40,258

OTHER INCOME (EXPENSES)

Gain on sale of assets	-	-	1,736	-
Other income	11,250	-	11,250	-
Interest expense	(910)	(1,597)	(2,773)	(2,383)

Total Other Income (Expenses)	10,340	(1,597)	10,213	(2,383)

LOSS BEFORE INCOME TAXES	(77,162)	37,875	(164,555)	37,875

PROVISION FOR INCOME TAXES	-	-	-	-

NET LOSS	$(77,162)	$37,875	$(164,555)	$37,875

BASIC AND DILUTED LOSS PER SHARE	$(0.002)	$0.001	$(0.004)	$0.001

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING -
BASIC AND DILUTED	41,305,987	32,400,000	41,454,601	32,400,000

See accompanying notes to the unaudited condensed consolidated financial statements

KUSH BOTTLES, INC.
Condensed Consolidated Statements of Stockholders' Equity
(Unaudited)

			Common Stock		Additional
	Common Stock		to be Issued		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, August 31, 2013	32,400,000	$32,400	-	$-	$45,623	$(13,627)	$64,396

Stock issued for services	7,600,000	7,600	50,000	50	169,433	-	177,083

Stock sold to investors	220,000	220	100,000	100	219,680	-	220,000

Stock compensation	500,000	500	600,000	600	100,346	-	101,446

Net loss for the year ended
August 31, 2014	-	-	-	-	-	(395,517)	(395,517)

Balance, August 31, 2014	40,720,000	40,720	750,000	750	535,082	(409,144)	167,408

Stock issued for services	50,000	50	(50,000)	(50)	-	-	-

Stock sold to investors	799,112	799	(80,000)	(80)	484,281	-	485,000

Stock compensation	600,000	600	(600,000)	(600)	-	-	-

Net loss for the six months ended
February 28, 2015	-	-	-	-	-	(164,555)	(164,555)

Balance, February 28, 2015	42,169,112	$42,169	20,000	$20	$1,019,363	$(573,699)	$487,853

See accompanying notes to the unaudited condensed consolidated financial statements

KUSH BOTTLES, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	February 28,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(164,555)	$37,875
Adjustments to reconcile net (loss) income to net
cash (used in) provided by operating activities:
Depreciation	7,782	-

Changes in operating assets and liabilities
Accounts receivable	2,018	(65,981)
Prepaids and note receivable	37,152	-
Inventory	(109,124)	56,107
Accounts payable	(8,720)	67,663
Accrued expenses and other current liabilties	10,800	(14,134)

Net cash (used in) provided by operating activities	(224,647)	81,530

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property and equipment	(34,001)	-

Net cash used in investing activities	(34,001)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Repayment of related party loan	(50,000)	(20,000)
Proceeds from notes payable	15,026	-
Repayment of notes payable	(3,190)	(3,849)
Proceeds from sale of stock	485,000	-

Net cash provided by (used in) financing activities	446,836	(23,849)

NET INCREASE IN CASH	188,188	57,681

CASH AT BEGINNING OF PERIOD	23,004	23,664

CASH AT END OF PERIOD	$211,192	$81,345

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$2,773	$2,383
Income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES	$-	$-

See accompanying notes to the condensed consolidated financial statements

KUSH BOTTLES, INC.
Notes to Condensed Consolidated Financial Statements

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Kush Bottles, Inc. (“the Company”) was incorporated in the state of Nevada on February 26, 2014.  The Company specializes in the wholesale distribution of packaging supplies for the cannabis industry. The Company’s wholly owned subsidiary Kim International Corporation (KIM), a California corporation, was originally incorporated as Hy Gro Economics Corporation ("Hy Gro") on December 2, 2010. On October 30, 2012, Hy Gro amended its articles of incorporation to reflect a name change to KIM International Corporation (KIM).

Recapitalization

On March 4, 2014, the shareholders of KIM exchanged all 10,000 of their common shares for 32,400,000 common shares of Kush Bottles, Inc. The operations of KIM became the operations of Kush after the share exchange and accordingly the transaction is accounted for as a recapitalization of KIM whereby the historical financial statements of KIM are presented as the historical financial statements of the combined entity.

Subsequent to the share exchange, the members of KIM owned 32,400,000 of shares of Company’s common stock, effectively obtaining operational and management control of Kush. Kush had no operations prior to the share exchange. As a result of the recapitalization, KIM was the acquiring entity in accordance with ASC 805, Business Combinations. The accumulated losses of KIM were carried forward after the completion of the share exchange. Operations prior to the share exchange were those of KIM.

All reference to common stock shares and per share amounts have been restated to effect the recapitalization which occurred on March 4, 2014.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements and related notes include the activity of the Company and its wholly owned subsidiary KIM and have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") for interim financial information. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for annual financial statements.  In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. Our operating results for the three and six-month period ended February 28, 2015 are not necessarily indicative of the results that may be expected for the fiscal year ended August 31, 2015, or for any other period. These unaudited condensed consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements and accompanying notes the fiscal year ended August 31, 2014.

Going Concern Matters

The accompanying condensed consolidated financial statements were prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has a net loss of $164,555 for the six month period ended February 28, 2015, and has an accumulated deficit of $573,699 as of February 28, 2015. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease development of operations.

In order to continue as a going concern achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through increased sales of product and by sale of common shares. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its plans and eventually secure other sources of financing and attain profitable operations. The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to consist of cash on hand and investments having an orginal maturity of 90 days or less that are readily convertible into cash.

Accounts Receivable

Trade accounts receivable are carried at their estimated collectible amounts.  Trade credit is generally extended on a short-term basis, thus trade receivables do not bear interest.  Trade accounts receivables are periodically evaluated for collectability based on past credit history and their current financial condition. The Company’s allowance for doubtful accounts was $0 and $28,000 as of February 28, 2015 and August 31, 2014, respectively.

Inventory

Inventories are stated at the lower of cost or net realizable value using the first-in first out (FIFO) method. The Company’s inventory consists of finished goods of $262,164 and $153,040 as of February 28, 2015 and August 31, 2014, respectively.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, after the asset is placed in service. Asset lives range from 3 to 7 years. Gains and losses from the retirement or disposition of property and equipment are included in operations in the period incurred.  Maintenance and repairs are expensed as incurred.

Earnings (Loss) Per Share

The Company computes net loss per share under Accounting Standards Codification subtopic 260-10, "Earnings per Share" (“ASC 260-10”).  Basic net income (loss) per common share is computed by dividing net loss by the weighted average number of shares of common stock.  Diluted net loss per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period.

Revenue Recognition

It is the Company’s policy that revenues from product sales is recognized in accordance with ASC 605 "Revenue Recognition".  Four basic criteria must be met before revenue can be recognized; (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management’s judgments regarding fixed nature in selling prices of the products delivered and the collectability of those amounts.  The Company has not implemented any specific rebate programs. Provisions for discounts to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.  As of February 28, 2015 and 2014, we had provisions for discounts of $3,562 and $1,633, respectively.  The Company has not established a formal customer incentive program, but considers and accomodates discounts to certain customers on a case by case basis, including by way of example, for volume shipping or for certain new customers with orders over a specific discretionary dollar threshold. As of February 28, 2015 and 2014 the Company had a refund allowance of $0. Consistent with ASC 605-15-25-1, the Company considers factors such as historical return of products, estimated remaining shelf life, price changes from competitors, and introductions of competing products in establishing a refund allowance.The Company recognizes revenues as risk and title to products transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectability is reasonably assured.   The Company defers any revenue for which the product was not delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Share-based Compensation

The Company account for its stock based award in accordance with Accounting Standards Codification subtopic 718-10, "Compensation", which requires fair value measurement and recognition of compensation expense for all share-based payment awards made to employees and directors, including restricted stock awards.  The Company estimates the fair value of stock using the stock price on the date of the approval of the award.  The fair value is then expensed over the requisite service periods of the awards, which is generally the performance period and the related amount is recognized in the consolidated statements of operations.

Advertising

The Company conducts advertising for the promotion of its services. In accordance with ASC Topic 720-35-25, advertising costs are charged to operations when incurred.

Income Taxes

The Company accounts for income taxes in accordance with accounting guidance now codified as FASB ASC 740, "Income Taxes," which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax bases of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when it is more likely than not that some or all deferred tax assets will not be realized.

The Company applies the provisions of ASC 740, "Accounting for Uncertainty in Income Taxes". The ASC clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements.  The ASC prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The ASC provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.  The Company did not identify any material uncertain tax positions on returns that have been filed or that will be filed.  The Company did not recognize any interest or penalties for unrecognized tax benefits during the six months ended February 28, 2015 and the fiscal year ended August 31, 2014, nor were any interest or penalties accrued as of February 28, 2015 and August 31, 2014.

Fair Value of Financial Instruments

The Company adopted ASC 820 which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under this standard certain assets and liabilities must be measured at fair value, and disclosures are required for items measured at fair value.

The Company currently does not have non-financial assets or non-financial liabilities that are required to be measured at fair value on a recurring basis. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. The fair value of the Company’s cash is based on quoted prices and therefore classified as Level 1.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect management’s assumptions about the assumptions that market participants would use in pricing the asset or liability.

Reclassification

Certain reclassifications have been made to conform the prior period data to the current presentation. These reclassifications had no effect on reported net loss.

Recently Issued Accounting Pronouncements

ASU 2015-02
In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which is intended to improve targeted areas of consolidation guidance for legal entities such as limited partnerships, limited liability corporations, and securitization structures (collateralized debt obligations, collateralized loan obligations, and mortgage-backed security transactions). The ASU focuses on the consolidation evaluation for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. In addition to reducing the number of consolidation models from four to two, the new standard simplifies the FASB Accounting Standards Codification and improves current U.S. GAAP by placing more emphasis on risk of loss when determining a controlling financial interest, reducing the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity (“VIE”), and changing consolidation conclusions for companies in several industries that typically make use of limited partnerships or VIEs. The ASU will be effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. We do not expect the adoption of ASU 2015-02 to have a material effect on our financial position, results of operations or cash flows.

ASU 2014-15
In August 2014, the FASB issued ASU No. 2014-15, "Presentation of Financial Statements - Going Concern (Subtopic 205-40)". ASU 2014-15 provides guidance related to management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosure. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and for interim and annual periods thereafter. Early application is permitted. We do not expect the adoption of ASU 2014-15 to have a material effect on our financial position, results of operations or cash flows.

ASU 2014-12
In June 2014, the FASB issued ASU No. 2014-12, “Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period.” This ASU requires that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. ASU 2014-12 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. We do not expect the adoption of ASU 2014-12 to have a material effect on our financial position, results of operations or cash flows.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 2 – CONCENTRATIONS OF RISK

Supplier Concentrations

The Company purchases inventory from various suppliers and manufacturers. For the six months ended February 28, 2015 and 2014, three vendors accounted for approximately 72% and 82%, respectively, of total inventory purchases.

Customer Concentrations

For the six months ended February 28, 2015 and 2014, one customer represented 28% and 9% of the Company's revenues, respectively.

NOTE 3 – RELATED-PARTY TRANSACTIONS

Shareholders have made loans to the Company. The loans are non interest bearing, unsecured and due upon demand. The Company owes $0 and $50,000 for such loans as of February 28, 2015 and August 31, 2014, respectively.

The Company leases its primary facilities from a related party. During the six months ended February 28, 2015 and 2014, the Company made rent payments of $47,000 and $25,500, respectively. Total rent expense, including facilities leased from non-related parties, for the the three months ended February 28, 2015 and 2014 was $57,278 and $34,500, respectively.

During the six months ended February 28, 2015 and 2014, the Company purchased inventories of $0 and $131,302 from a related party, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

The major classes of fixed assets consist of the following as of February 28, 2015 and August 31, 2014:

	February 28, 2015	August 31, 2014
Office Equipment	$10,266	$7,260
Machinery and equipment	20,555	7,020
Vehicles	38,929	30,615
Sub Total	69,750	44,895
Accumulated Depreciation	(21,980)	(23,344)
	$47,770	$21,551

Depreciation expense was $7,782 and $0, for the six months ended February 28, 2015 and 2014, respectively.

NOTE 5 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	February 28,	August 31,
	2015	2014
Credit card liabilities	$12,716	$25,296
Accrued payroll	37,634	22,861
Sales tax payable	8,607	-
	$58,957	$48,157

NOTE 6 – STOCKHOLDERS' EQUITY

Preferred Stock

The authorized preferred stock is 10,000,000 shares with a par value of $0.001. As of February 28, 2015 and August 31, 2014, the Company has no shares of preferred stock issued or outstanding.

Common Stock

The authorized common stock is 265,000,000 shares with a par value of $0.001. As of February 28, 2015 and August 31, 2014, 42,169,112 and 40,720,000 shares were issued and outstanding, respectively.

During the six months ended February 28, 2015, the Company sold 799,112 shares of its common stock to investors in exchange for cash of $485,000. As of February 28, 2015, 20,000 of these shares, purchased for $17,500, had not yet been issued.

Stock Options

The Company estimates the fair value of share-based compensation utilizing the Black-Scholes option pricing model, which is dependent upon several variables such as the expected option term, expected volatility of our stock price over the expected option term, expected risk-free interest rate over the expected option term, expected dividend yield rate over the expected option term, and an estimate of expected forfeiture rates. The Company believes this valuation methodology is appropriate for estimating the fair value of stock options granted to employees and directors which are subject to ASC Topic 718 requirements. These amounts are estimates and thus may not be reflective of actual future results, nor amounts ultimately realized by recipients of these grants. The Company recognizes compensation on a straight-line basis over the requisite service period for each award.

A summary of the Company’s stock option activity during the year ended February 28, 2015 and August 31, 2014 is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	No. of	Exercise	Contractual	Intrinsic
	Options	Price	Term	Value
Balance Outstanding, August 31, 2013	-	$-	-	-
Granted	1,000,000	0.05	5 years	-
Exercised	-	-	-	-
Balance Outstanding, August 31, 2014	1,000,000	0.05	4.46 years	$637,500
Granted	-	-	-	-
Exercised	-	-	-	-
Balance Outstanding, February 28, 2015	1,000,000	$0.05	3.96 years	$628,464
Exercisable, February 28, 2015	1,000,000	$0.05	3.96 years	$628,464

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Lease

The Company’s corporate head-quarters and primary distribution center is located in Santa Ana, California. The Company also has a facility located in Auburn, Washington. Each facility is leased. The California facility lease expires on August 1, 2015 and requires monthly payments of $8,000 for a total of $64,000 in lease commitments through the end of term. The Washington facility lease has a term of 6 months and provides for monthly payments of $1,700, and expires on January 1, 2015. The Company renewed its Washington facility lease, extending it for a term of 12 months, effective January 1, 2015 and expiring December 31, 2015. The lease provides for monthly payments of $1,739 for a total of $20,868 through the end of the term.

Litigation

The Company may be subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity. The Company had no pending legal proceedings or claims as of February 28, 2015 and August 31, 2014.

NOTE 8 – SUBSEQUENT EVENTS

Subsequent issuance of Common Stock

Subsequent to February 28, 2015 and through July 9, 2015, the Company sold 528,667 shares of its common stock to investors in exchange for cash consideration of $267,000. In March 2015, the Company also issued 20,000 shares owed to investors as of February 28, 2015.

Subsequent Acquisition

On April 10, 2015, the Company entered into an equity purchase agreement to acquire all of the issued and outstanding membership interests in Dank Bottles, LLC, a Colorado limited liability company. In exchange for the purchased interests, the Company paid cash consideration of $373,725 and issued 3,500,000 shares of common stock. Of the $373,725 of cash consideration, $273,725 was paid on April 10, 2015 and the remaining $100,000 is to be paid in 10 monthly installments beginning on July 31, 2015 and ending April 30, 2016.

Subsequent Financing

On April 6, 2015, the Company entered into a $240,000 revolving line of credit facility with a financial institution. The minimum advance is $10,000. Interest accrues at prime plus 2.75% and is payable monthly. The loan is secured by the assets of the Company excluding patents. The loan matures on April 1, 2016.

DANK BOTTLES, LLC

Financial Statements

August 31, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Managers of
Dank Bottles, LLC

We have audited the accompanying balance sheet of Dank Bottles, LLC. (the “Company”) as of August 31, 2014, and the related statements of operations, members’ equity and cash flows for the period from January 24, 2014 (inception date) and ending August 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kush Bottles, Inc. at August 31, 2014, and the results of its operations and its cash flows for the period starting from January 24, 2014 and ending August 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has sustained recurring net losses, negative cash flow from operations, and faces uncertainties surrounding the Company's ability to raise additional funds. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RBSM LLP

July 9, 2015

Larkspur, CA

DANK BOTTLES, LLC
Balance Sheet
As of August 31, 2014

August 31,
2014
ASSETS

CURRENT ASSETS

Cash	$37,842
Accounts receivable, net of allowance	27,600
Prepaids	82,210
Inventory	176,720

Total Current Assets	324,372

PROPERTY AND EQUIPMENT, net	45,705

TOTAL ASSETS	$370,077

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES

Accounts payable	$25,944
Accrued expenses and other current liabilties	110,094
Notes payable - current portion	65,000

Total Current Liabilities	201,038

TOTAL LIABILITIES	201,038

COMMITMENTS and CONTINGENCIES	-

MEMBERS' EQUITY	169,039

TOTAL LIABILITIES AND MEMBERS' EQUITY	$370,077

See accompanying notes to the financial statements

DANK BOTTLES, LLC
Statement of Operations
For the period from inception, January 24, 2014 to August 31, 2014

REVENUE	$548,601
COST OF GOODS SOLD	449,346

GROSS MARGIN	99,255

OPERATING EXPENSES

Depreciation	6,925
Selling, general and administrative	156,873

Total Operating Expenses	163,798

LOSS FROM OPERATIONS	(64,543)

OTHER INCOME (EXPENSES)

Interest expense	-

Total Other Income (Expenses)	-

LOSS BEFORE INCOME TAXES	(64,543)

PROVISION FOR INCOME TAXES	-

NET LOSS	$(64,543)

See accompanying notes to the financial statements

DANK BOTTLES, LLC
Statement of Members' Equity
For the period from inception, January 24, 2014 to August 31, 2014

Members' Equity

Balance, January 24, 2014 (inception)	-

Member contributions	238,555

Member distributions	(4,973)

Net loss for the period from January 24, 2014 to
August 31, 2014	(64,543)

Balance, August 31, 2014	169,039

See accompanying notes to the financial statements

DANK BOTTLES, LLC
Statement of Cash Flows
For the period from inception, January 24, 2014 to August 31, 2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(64,543)
Adjustments to reconcile net loss to net
cash used in operating activities:
Depreciation	6,925
Changes in operating assets and liabilities
Accounts receivable	(27,600)
Prepaids	(82,210)
Inventory	(176,720)
Accounts payable	25,944
Accrued expenses and other current liabilties	110,094

Net cash used in operating activities	(208,110)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property and equipment	(52,630)

Net cash used in investing activities	(52,630)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from notes payable	75,000
Repayment of notes payable	(10,000)
Member contributions	238,555
Member distributions	(4,973)

Net cash provided by financing activities	298,582

NET INCREASE IN CASH	37,842

CASH AT BEGINNING OF YEAR	-

CASH AT END OF YEAR	$37,842

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$-
Income taxes	$-

See accompanying notes to the financial statements

Dank Bottles, LLC
Notes to Financial Statements
August 31, 2014

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Dank Bottles, LLC (“the Company”) was organized in the state of Colorado on January 24, 2014.  The Company specializes in the wholesale distribution of packaging supplies for the cannabis industry.

Organizational Transactions

On April 10, 2015, the Company was acquired by Kush Bottles, Inc., and became a wholly owned subsidiary of Kush Bottles, Inc.

Basis of Presentation

The accompanying financial statements and related notes include the activity of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Thefinancial statements were prepared on a going concern basis. During the period from inception January 24, 2014 to August 31, 2014, the Company had a net loss of $64,543 and negative cash flow from operations of $208,110. Whether, and when, the Company can attain profitability and positive cash flows from operations is uncertain. These uncertainties cast significant doubt upon the Company’s ability to continue as a going concern. The Company will need to raise capital in order to fund its operations. This need may be adversely impacted by uncertain market conditions and changes in the regulatory environment. To address its financing requirements, the Company will seek financing through debt issuances and through sales growth. The outcome of these matters cannot be predicted at this time.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to consist of cash on hand and investments having an orginal maturity of 90 days or less that are readily convertible into cash.  As of August 31, 2014, the Company had $37,842.

Accounts Receivable

Trade accounts receivable are carried at their estimated collectible amounts.  Trade credit is generally extended on a short-term basis, thus trade receivables do not bear interest.  Trade accounts receivables are periodically evaluated for collectability based on past credit history and their current financial condition. The Company’s allowance for doubtful accounts was $-0- as of August 31, 2014.

Inventory

Inventories are stated at the lower of cost or net realizable value using the first-in first out (FIFO) method. The Company’s inventory consists of finished goods of $176,720 as of August 31, 2014.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, after the asset is placed in service. Asset lives range from 3 to 7 years. Gains and losses from the retirement or disposition of property and equipment are included in operations in the period incurred.  Maintenance and repairs are expensed as incurred.

Revenue Recognition

It is the Company’s policy that revenues from product sales is recognized in accordance with ASC 605 "Revenue Recognition".  Four basic criteria must be met before revenue can be recognized; (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management’s judgments regarding fixed nature in selling prices of the products delivered and the collectability of those amounts.  Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.  The Company recognizes revenues as risk and title to products transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectability is reasonably assured.   The Company defers any revenue for which the product was not delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Advertising

The Company conducts advertising for the promotion of its services. In accordance with ASC Topic 720-35-25, advertising costs are charged to operations when incurred.

Income Taxes

The Company has elected to be treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, the Company’s taxable income or loss is passed through to and included in the taxable income of its members. Accordingly, no income tax expense has been recorded for federal and most state and local jurisdictions. The Company is also subject to withholding taxes in other foreign jurisdictions but does not have additional filing requirements. The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed for temporary differences between the consolidated financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. A valuation allowance is recognized if we determine it is more likely than not that all or some portion of the deferred tax asset will not be recognized. The Company has a full valuation allowance was recorded against deferred tax assets during the period from inception, January 24, 2014 end ending August 31, 2014. The Company has no unrecognized tax benefits as of August 31, 2014. The federal and state income tax returns for fiscal 2014 are subject to examinations by tax authorities. The Company’s management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

Fair Value of Financial Instruments

The Company has adopted ASC 820 which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under this standard certain assets and liabilities must be measured at fair value, and disclosures are required for items measured at fair value.

The Company currently does not have non-financial assets or non-financial liabilities that are required to be measured at fair value on a recurring basis. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. The fair value of the Company’s cash is based on quoted prices and therefore classified as Level 1.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect management’s assumptions about the assumptions that market participants would use in pricing the asset or liability.

The carrying value of the Company’s financial instruments, including cash, accounts receivable, accounts payable, and accrued expenses as of August 31, 2014 approximated their fair value due to the short-term nature of these financial instruments. Assets and liabilities that are measured at fair value on a non-recurring basis include our long-lived assets (property and equipment). There were no impairments recognized for the period ending August 31, 2014.

Recently Issued Accounting Pronouncements

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern.” The provisions of ASU No. 2014-15 require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued).

The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently assessing the impact of ASU No. 2014-15 on the Company’s  financial statements once adopted.

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)," which is the new comprehensive revenue recognition standard that will supersede all existing revenue recognition guidance under GAAP. The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to a customer in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This ASU is effective for annual and interim periods beginning on or after December 15, 2016, and early adoption is not permitted. Entities will have the option of using either a full retrospective approach or a modified approach to adopt the guidance in the ASU. The Company is currently evaluating the impact of adopting this guidance.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 2 – GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has a net loss of $64,543 for the period from inception January 24, 2014 to August 31, 2014. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease development of operations.

In order to continue as a going concern achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through increased sales of product and by issuance of debt. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its plans and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – CONCENTRATIONS OF RISK

Supplier Concentrations

The Company purchases inventory from various suppliers and manufacturers. For the period from inception January 24, 2014 to August 31, 2014, one vendor accounted for approximately 51% of total inventory purchases.

Customer Concentrations

For the period from inception January 24, 2014 to August 31, 2014, one customer represented 12% of the Company's revenues.

NOTE 4 – RELATED-PARTY TRANSACTIONS

The Company leases its primary facilities from a related party. During the period from inception January 24, 2014 to August 31, 2014, the Company made rent payments of $28,800. Total rent expense for the period from inception January 24, 2014 to August 31 was $28,800.

NOTE 5 – PROPERTY AND EQUIPMENT

The major classes of fixed assets consist of the following as of August 31:

2014
Leasehold improvements	$21,189
Machinery and equipment	8,902
Furniture and fixtures	2,260
Vehicles	20,279
52,630
Accumulated Depreciation	(6,925)
$45,705

Depreciation expense was $6,925 for the period from inception January 24, 2014 to August 31, 2014.

NOTE 6 – NOTE PAYABLE

On June 25, 2014, the Company entered into a loan agreement with a non-related party for a principal sum of $75,000. Per the terms of the agreement, the note is non-interest bearing, unsecured and matures on February 1, 2015. The note is to be paid in six monthly installments of $10,000 beginning July 30, 2014 with a final payment of $15,000 on January 30, 2015. As of August 31, 2014, the balance on this note payable is $65,000.

NOTE 7 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following as of August 31:
2014
Customer deposits	$95,469
Accrued payroll and payroll related liabilities	14,625
$110,094

NOTE 8 – MEMBERS' EQUITY

During the period from inception January 24, 2014 to August 31, 2014, members of the Company contributed $238,555 to Company and the Company distributed $4,973 to its members.

NOTE 9 – INCOME TAXES

The Company is treated as a partnership for U.S. federal and Colorado state and local income tax purposes. As a partnership, taxable income or loss is passed through to and included in the taxable income of the Company’s members. Accordingly, the Company’s financial statements do not include a provision for federal or state income taxes.

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Lease

The Company’s corporate head-quarters and primary distribution center is located in Denver, Colorado. The lease expires on March 31, 2015 and requires escalating monthly payments, ranging between $4,800 to $5,800, for a total of $363,900 in lease commitments through the end of term.

Litigation

The Company may be subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity. The Company had no pending legal proceedings or claims as of August 31, 2014.

NOTE 11 – SUBSEQUENT EVENTS

On December 3, 2014, the Company entered into a promissory note payable agreement with its primary supplier in California. In exchange for obtaining the rights to $75,000 of prepaid inventory, the Company will owe the principal amount of $75,000 plus a service fee of $11,250, payable in six equal installments of $14,375 beginning January 1, 2015. As of July 9, 2015, the Company has made four installment payments totaling $57,500.

On April 10, 2015, the four members of the Company entered into an equity purchase agreement to sell its outstanding membership interests to Kush Bottles, Inc., a California Corporation ("Kush"). In exchange for selling their membership interests, the members received cash consideration of $373,725 and 3,500,000 shares of common stock in Kush. Of the $373,725 of cash consideration, $273,725 was received on April 10, 2015 and the remaining $100,000 is to be paid in 10 monthly installments beginning on July 31, 2015 and ending April 30, 2016.

DANK BOTTLES, LLC

Unaudited Condensed Financial Statements

February 28, 2015

INDEX TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Unaudited Condensed Balance Sheets ...........................................	F-29

Unaudited Condensed Statements of Operations .........................	F-30

Unaudited Condensed Statements of Stockholders’ Equity ........	F-31

Unaudited Condensed Statements of Cash Flows .........................	F-32

Notes to the Unaudited Condensed Financial Statements ..........	F-33

DANK BOTTLES, LLC
Condensed Balance Sheets

	February 28, 2015	August 31, 2014
	(Unaudited)
ASSETS

CURRENT ASSETS

Cash	$69,637	$37,842
Accounts receivable, net of allowance	45,766	27,600
Prepaids	-	82,210
Inventory	254,237	176,720

Total Current Assets	369,640	324,372

PROPERTY AND EQUIPMENT, net	61,470	45,705

TOTAL ASSETS	$431,110	$370,077

LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES

Accounts payable	$62,903	$25,944
Accrued expenses and other current liabilties	103,728	110,094
Notes payable - current portion	59,801	65,000

Total Current Liabilities	226,432	201,038

LONG-TERM DEBT

Notes payable	18,531	-

TOTAL LIABILITIES	244,963	201,038

COMMITMENTS and CONTINGENCIES	-	-

MEMBERS' EQUITY	186,147	169,039

TOTAL LIABILITIES AND MEMBERS' EQUITY	$431,110	$370,077

See accompanying notes to the unaudited condensed financial statements

DANK BOTTLES, LLC
Condensed Statements of Operations
(Unaudited)

			For the period
	For the Three	For the Six	from inception
	Months Ended	Months Ended	January 24, 2014
	February 28, 2015	February 28, 2015	to February 28, 2014

REVENUE	$564,408	$1,035,922	$756
COST OF GOODS SOLD	366,286	798,923	494

GROSS MARGIN	198,122	236,999	262

OPERATING EXPENSES

Depreciation	6,110	10,834	-
Selling, general and administrative	92,543	191,474	-

Total Operating Expenses	98,653	202,308	-

INCOME FROM OPERATIONS	99,469	34,691	262

OTHER INCOME (EXPENSES)

Interest expense	(7,787)	(7,883)	-

Total Other Income (Expenses)	(7,787)	(7,883)	-

INCOME BEFORE INCOME TAXES	91,682	26,808	262

PROVISION FOR INCOME TAXES	-	-	-

NET INCOME	$91,682	$26,808	$262

See accompanying notes to the unaudited condensed financial statements

DANK BOTTLES, LLC
Condensed Statement of Members' Equity
(Unaudited)

Members' Equity

Balance, January 24, 2014 (inception)	$-

Member contributions	238,555

Member distributions	(4,973)

Net loss for the period from January 24, 2014 to
August 31, 2014	(64,543)

Balance, August 31, 2014	169,039

Member contributions	-

Member distributions	(9,700)

Net income for the six months ended February 28, 2015	26,808

Balance, February 28, 2015	$186,147

See accompanying notes to the financial statements

DANK BOTTLES, LLC
Condensed Statements of Cash Flows
(Unaudited)

		For the period
	For the Six	from inception
	Month Ended	January 24, 2014
	February 28,	to February 28,
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$26,808	$262
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation	10,834	-

Changes in operating assets and liabilities
Accounts receivable	(18,166)	(313)
Prepaids	82,210	-
Inventory	(23,767)	(26,230)
Accounts payable	36,959	-
Accrued expenses and other current liabilties	(6,366)	-

Net cash provided by (used in) operating activities	108,512	(26,281)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property and equipment	(26,599)	-

Net cash used in investing activities	(26,599)	-

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from notes payable	26,599	-
Repayment of notes payable	(67,017)	-
Member contributions	-	-
Member distributions	(9,700)	28,624

Net cash (used in) provided by financing activities	(50,118)	28,624

NET INCREASE IN CASH	31,795	2,343

CASH AT BEGINNING OF PERIOD	37,842	-

CASH AT END OF PERIOD	$69,637	$2,343

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$7,883	$-
Income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES	$-	$-

See accompanying notes to the condensed financial statements

Dank Bottles, LLC
Notes to Condensed Financial Statements
Februarary 28, 2015

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Dank Bottles, LLC (“the Company”) was organized in the state of Colorado on January 24, 2014.  The Company specializes in the wholesale distribution of packaging supplies for the cannabis industry.

Basis of Presentation

The accompanying financial statements and related notes include the activity of the Company and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to consist of cash on hand and investments having an orginal maturity of 90 days or less that are readily convertible into cash.

Accounts Receivable

Trade accounts receivable are carried at their estimated collectible amounts.  Trade credit is generally extended on a short-term basis, thus trade receivables do not bear interest.  Trade accounts receivables are periodically evaluated for collectability based on past credit history and their current financial condition. The Company’s allowance for doubtful accounts was $-0- as of February 28, 2015 and August 31, 2014.

Inventory

Inventories are stated at the lower of cost or net realizable value using the first-in first out (FIFO) method. The Company’s inventory consists of finished goods of $254,237 and $176,720 as of February 28, 2015 and August 31, 2014, respectively.

Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, after the asset is placed in service. Asset lives range from 3 to 7 years. Gains and losses from the retirement or disposition of property and equipment are included in operations in the period incurred.  Maintenance and repairs are expensed as incurred.

Revenue Recognition

It is the Company’s policy that revenues from product sales is recognized in accordance with ASC 605 "Revenue Recognition".  Four basic criteria must be met before revenue can be recognized; (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured.  Determination of criteria (3) and (4) are based on management’s judgments regarding fixed nature in selling prices of the products delivered and the collectability of those amounts.  Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.  The Company recognizes revenues as risk and title to products transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectability is reasonably assured.   The Company defers any revenue for which the product was not delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

Advertising

The Company conducts advertising for the promotion of its services. In accordance with ASC Topic 720-35-25, advertising costs are charged to operations when incurred.

Income Taxes

The Company has elected to be treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, the Company’s taxable income or loss is passed through to and included in the taxable income of its members. Accordingly, no income tax expense has been recorded for federal and most state and local jurisdictions. The Company is also subject to withholding taxes in other foreign jurisdictions but does not have additional filing requirements. The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed for temporary differences between the consolidated financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. A valuation allowance is recognized if we determine it is more likely than not that all or some portion of the deferred tax asset will not be recognized. The Company has a full valuation allowance was recorded against deferred tax assets during the six month period ended February 28, 2015. The Company has no unrecognized tax benefits as of February 28, 2015. The federal and state income tax returns for fiscal 2014 are subject to examinations by tax authorities.   The Company’s management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

Fair Value of Financial Instruments

The Company adopted ASC 820 which defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). The standard outlines a valuation framework and creates a fair value hierarchy in order to increase the consistency and comparability of fair value measurements and the related disclosures. Under this standard certain assets and liabilities must be measured at fair value, and disclosures are required for items measured at fair value.

The Company currently does not have non-financial assets or non-financial liabilities that are required to be measured at fair value on a recurring basis. The Company’s financial assets and liabilities are measured using inputs from the three levels of the fair value hierarchy. The three levels are as follows:

Level 1 - Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. The fair value of the Company’s cash is based on quoted prices and therefore classified as Level 1.

Level 2 - Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates, yield curves, etc.), and inputs that are derived principally from or corroborated by observable market data by correlation or other means (market corroborated inputs).

Level 3 - Unobservable inputs that reflect management’s assumptions about the assumptions that market participants would use in pricing the asset or liability.

Recently Issued Accounting Pronouncements

Accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 2 – CONCENTRATIONS OF RISK

Supplier Concentrations

For the six months ended February 28, 2015, three vendors accounted for approximately 87% of total inventory purchases.

Customer Concentrations

For the six months ended February 28, 2015, one customer represented 16% of the Company's revenues.

NOTE 3 – RELATED-PARTY TRANSACTIONS

The Company leases its primary facilities from a related party. For the six months ended February 28, 2015, the Company made rent payments of $28,800. Total rent expense for the six months ended February 28, 2015 was $28,800.

NOTE 4 – PROPERTY AND EQUIPMENT

The major classes of fixed assets consist of the following as of February 28, 2015 and August 31, 2014:

	February 28,	August 31,
	2015	2014
Leasehold improvements	$21,189	$21,189
Machinery and equipment	8,902	8,902
Furniture and fixtures	2,260	2,260
Vehicles	46,878	20,279
	79,229	52,630
Accumulated Depreciation	(17,759)	(6,925)
	$61,470	$45,705

Depreciation expense was $10,834 for the six months ended February 28, 2015.

NOTE 5 – NOTES PAYABLE

On June 25, 2014, the Company entered into a loan agreement with a non-related party for a principal sum of $75,000. Per the terms of the agreement, the note is non-interest bearing, unsecured and matures on February 1, 2015. The note is to be paid in six monthly installments of $10,000 beginning July 30, 2014 with a final payment of $15,000 on January 30, 2015. As of February 28, 2015 and August 31, 2014, the balance on this note payable was $0 and $65,000, respectively.

In November 2014, the Company entered into a purchase contract for one of its vehicles. The loan is secured by the vehicle and bears interest at an average interest rate of 9% per annum. The current portion of the automobile contract payable is $6,051 and the non-current portion is $18,531.

On December 3, 2014, the Company entered into a promissory note payable agreement with its largest supplier, Kush Bottles, Inc. In exchange for the rights to $75,000 of inventory, the Company will owe a principal amount of $75,000 plus a service fee of $11,250, payable in six equal installments of $14,375 beginning January 1, 2015. As of February 28, 2015, the balance owed on this note is $53,750.

NOTE 6 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	February 28,	August 31,
	2015	2014
Customer deposits	$92,695	$95,469
Accrued payroll and payroll related liabilities	11,033	14,625
	$103,728	$110,094

NOTE 7 – MEMBERS' EQUITY

During the six months ended February 28, 2015, the Company distributed $9,700 to its members.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Lease

The Company’s corporate head-quarters and primary distribution center is located in Denver, Colorado. The lease expires on March 31, 2020 and requires escalating monthly payments, ranging between $4,800 to $5,800. As of February 28, 2015, there is a total of $335,100 in lease commitments through the end of term.

Litigation

The Company may be subject to legal proceedings and claims which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity. The Company had no pending legal proceedings or claims as of February 28, 2015.

NOTE 9 – SUBSEQUENT EVENTS

On April 10, 2015, the four members of the Company entered into an equity purchase agreement to sell its outstanding membership interests to Kush Bottles, Inc., a California Corporation ("Kush"). In exchange for selling their membership interests, the members received cash consideration of $373,725 and 3,500,000 shares of common stock in Kush. Of the $373,725 of cash consideration, $273,725 was received on April 10, 2015 and the remaining $100,000 is to be paid in 10 monthly installments beginning on July 31, 2015 and ending April 30, 2016.

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Financial Statements are based on the historical financial statements of Kush Bottles, Inc. (“Kush” or the “Company”) and Dank Bottles, LLC ("Dank") after giving effect to Kush's acquisition of Dank, and the assumptions, reclassifications and adjustments described in the accompanying notes to the Unaudited Pro Forma Condensed Financial Statements. The unaudited Pro Forma Condensed Balance Sheet as of February 28, 2015 gives effect to the business combination of Kush and Dank as if the business combination had occurred on that date. The unaudited Pro Forma Condensed  Statements of Operations for the year ended August 31, 2014 and the six month period ended February 28, 2015 give effect to the business combination of Kush and Dank as if the business combination had occurred on September 1, 2013 and September 1, 2014, respectively.

On April 10, 2015, Kush Bottles, Inc., a Nevada corporation, acquired 100% of the membership interests of Dank Bottles, LLC, a Colorado limited liability company, and Dank became a wholly-owned subsidiary of Kush.

The Unaudited Pro Forma Condensed  Financial Statements should be read in conjunction with (i) Kush Bottles' historical  financial statements as of August 31, 2014, and for the year ended August 31, 2014 and as of February 28, 2015 and for the six months period ended February 28, 2015, and the accompanying notes thereto, which are included herein the Company’s Form 10A (amendment 2); (ii) Dank's financial statements as of August 31, 2014 and for the period starting on January 24, 2014 and ending on August 31, 2014 and February 28, 2015, and the accompanying notes thereto which are included in the Company’s Form 10A (amendment 2), filed with the Securities and Exchange Commission on July 9, 2015; and (iii)  the accompanying notes to the Unaudited Pro Forma Condensed  Financial Statements.

For accounting purposes, the Company recognized the business combination in accordance with ASC 805, Business Acquisitions. Accordingly, the Company has been recognized as the accounting acquirer, with Dank being the accounting acquiree. The business combination was recognized by using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States, or GAAP. For the purposes of determining the acquirer for accounting purposes, we considered the relative financial interest and voting rights of the parties; the composition of the board of directors of the combined entity excluding the independent directors and the subsequent changes of the composition of the board of directors; the composition of senior management of the combined entity after the business combination, the terms of the exchange equity interests, and the relative size etc. Based on the weighting of these factors, we have concluded that Kush is the accounting acquirer.

Under the acquisition method of accounting, as of the effective time of the business combination, the assets acquired, including the identifiable intangible assets, and liabilities assumed from Dank were recorded at their respective fair values and added to those of Kush. Any excess of the purchase price for the business combination over the net fair value of Dank's identified assets acquired and liabilities assumed were recorded as goodwill, and any transaction costs and restructuring expenses associated with the business combination will be expensed as incurred. The results of operations of Dank were combined with the results of operations of Kush beginning at the Effective Date of the acquisition, April 10, 2015. The financial statements of Kush will not be restated retroactively to reflect the historical financial position or results of operations of Dank.

The unaudited pro forma financial data included in this Form 10A (amendment 2) are based on the historical financial statements of Dank Bottles, LLC and Kush Bottles, Inc., and certain assumptions that we believe are reasonable, which are described in the notes to the Unaudited Pro Forma Condensed  Financial Statements included in this Form 10A. We have performed a detailed valuation analysis necessary to determine the fair market values of Dank's assets to be acquired and liabilities to be assumed.

The Unaudited Pro Forma Condensed Financial Statements are provided for informational purposes. The pro forma information provided is not necessarily indicative of what the combined company’s financial position and results of operations would have actually been had the business combination been completed on the dates used to prepare these pro forma financial statements. The adjustments to fair value and the other estimates reflected in the accompanying Unaudited Pro Forma Condensed Financial Statements may be materially different from those reflected in the combined company’s  financial statements subsequent to the business combination. In addition, the Unaudited Pro Forma Condensed Financial Statements do not purport to project the future financial position or results of operations of the combined companies. Reclassifications and adjustments may be required if changes to the financial presentation are needed to conform Dank's and Kush's accounting policies.

These Unaudited Pro Forma Condensed Financial Statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the transaction. These financial statements also do not include any integration costs the companies may incur related to the business combination as part of combining the operations of the companies.

Kush Bottles, Inc. and Subsidiaries
Pro Forma Condensed Balance Sheets
As of February 28, 2015
(unaudited)

	KUSH	DANK
	BOTTLES, INC.	BOTTLES, LLC		Pro Forma	Pro Forma
	As reported 4(a)	As reported 4(a)	Eliminations 4(b)	Adjustments 4(c)	Consolidated

ASSETS
CURRENT ASSETS

Cash	$211,192	$69,637	$-	$(273,725)	$7,104
Accounts receivable, net of allowance	48,295	45,766	(37,674)	-	56,387
Prepaids	33,550	-	-	-	33,550
Inventory	262,164	254,237	5,806	-	522,207
Note receivable	57,500	-	(57,500)	-	-

Total Current Assets	612,701	369,640	(89,368)	(273,725)	619,248

Goodwill	-	-	-	364,862	364,862
Intangible assets	-	-	-	2,014,202	2,014,202
Property and equipment, net	47,770	61,470	-	-	109,240

TOTAL ASSETS	$660,471	$431,110	$(89,368)	$2,105,339	$3,107,552

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts payable	$88,351	$62,903	$(10,032)	$-	$141,222
Accrued expenses and other current liabilties	58,957	103,728	-	-	162,685
Notes payable - related parties	-	-	-	100,000	100,000
Notes payable - current portion	8,931	59,801	(53,750)	-	14,982

Total Current Liabilities	156,239	226,432	(63,782)	100,000	418,889

LONG-TERM DEBT

Notes payable	16,379	18,531	-	-	34,910

TOTAL LIABILITIES	172,618	244,963	(63,782)	100,000	453,799

COMMITMENTS and CONTINGENCIES	-	-	-	-	-

STOCKHOLDERS' EQUITY

Preferred stock, $0.001 par value, 10,000,000 shares
authorized, no shares issued and outstanding	-	-	-	-	-
Common stock, $0.001 par value, 265,000,000 shares authorized,
45,669,112 shares issued and outstanding	42,169		-	3,500	45,669
Common stock to be issued, 20,000	20		-	-	20
Additional paid-in capital	1,019,363		-	2,166,150	3,185,513
Accumulated deficit	(573,699)	186,147	(189,897)	-	(577,449)

Total Stockholders' Equity	487,853	186,147	(189,897)	2,169,650	2,653,753

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$660,471	$431,110	$(253,679)	$2,269,650	$3,107,552

Kush Bottles, Inc. and Subsidiaries
Pro Forma Condensed Statement of Operations
For the six month period ended February 28, 2015
(unaudited)

	Kush Bottles, Inc.	Dank Bottles, LLC		Pro Forma	Pro Forma
	As reported 4(a)	As reported 4(a)	Eliminations 4(b)	Adjustments 4(c)	Consolidated

REVENUE	$1,279,618	$1,035,922	$(352,520)	$-	$1,963,020
COST OF GOODS SOLD	805,523	798,923	(330,684)	-	1,273,762

GROSS MARGIN	474,095	236,999	(21,836)	-	689,258

OPERATING EXPENSES

Depreciation	7,782	10,834	-	-	18,616
Selling, general and administrative	641,081	191,474	-	-	832,555

Total Operating Expenses	648,863	202,308	-	-	851,171

(LOSS) INCOME FROM OPERATIONS	(174,768)	34,691	(21,836)	-	(161,913)

OTHER INCOME (EXPENSES)

Gain on sale of assets	1,736	-	-	-	1,736
Other income	11,250	-	(11,250)	-	-
Interest expense	(2,773)	(7,883)	7,500	-	(3,156)

Total Other Income (Expenses)	10,213	(7,883)	(3,750)	-	(1,420)

(LOSS) INCOME BEFORE INCOME TAXES	(164,555)	26,808	(25,586)	-	(163,333)

PROVISION FOR INCOME TAXES	-	-	-	-	-

NET (LOSS) INCOME	$(164,555)	$26,808	$(25,586)	$-	$(163,333)

BASIC AND DILUTED (LOSS) INCOME PER SHARE	$(0.004)	$0.008	$-	$-	$(0.004)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING -
BASIC AND DILUTED	41,454,601	3,500,000	-	-	44,954,601

Kush Bottles, Inc. and Subsidiaries
Pro Forma Condensed Statement of Operations
For the year ended August 31, 2014
(unaudited)

	Kush Bottles, Inc.	Dank Bottles, LLC		Pro Forma	Pro Forma
	As reported 4(a)	As reported 4(a)	Eliminations 4(b)	Adjustments 4(c)	Consolidated

REVENUE	$1,710,286	$548,601	$(374,927)	$-	$1,883,960
COST OF GOODS SOLD	987,094	449,346	(318,459)	-	1,117,981

GROSS MARGIN	723,192	99,255	(56,468)	-	765,979

OPERATING EXPENSES

Depreciation	6,147	6,925	-	-	13,072
Stock compensation expense	278,529	-	-	-	278,529
Selling, general and administrative	828,901	156,873	-	-	985,774

Total Operating Expenses	1,113,577	163,798	-	-	1,277,375

LOSS FROM OPERATIONS	(390,385)	(64,543)	(56,468)	-	(511,396)

OTHER INCOME (EXPENSES)

Interest expense	(5,132)	-	-	-	(5,132)

Total Other Income (Expenses)	(5,132)	-	-	-	(5,132)

LOSS BEFORE INCOME TAXES	(395,517)	(64,543)	(56,468)	-	(516,528)

PROVISION FOR INCOME TAXES	-	-	-	-	-

NET LOSS	$(395,517)	$(64,543)	$(56,468)	$-	$(516,528)

BASIC AND DILUTED LOSS PER SHARE	$(0.010)	$(0.018)	$-	$-	$(0.012)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING -
BASIC AND DILUTED	40,269,973	3,500,000	-	-	43,769,973

Kush Bottles, Inc. and Subsidiaries
NOTES TO UNAUDITED PRO FORMA
CONDENSED FINANCIAL STATEMENTS
(unaudited)

1.  Basis of Presentation

The preceding Unaudited Pro Forma Condensed Financial Statements have been prepared based on the historical financial statements of Dank Bottles, LLC and Kush Bottles, Inc., to illustrate the effects of the business combination. On April 10, 2015 (the "Effective Date"), Kush acquired 100% of the membership interests of Dank pursuant to the terms and conditions of the equity purchase agreement dated April 10, 2015. The Unaudited Pro Forma Condensed Financial Statements should be read in conjunction with (i) Dank's historical financial statements as of and for the period starting from January 24, 2014 and ending August 31, 2014 and as of February 28, 2015 and the six months then ended, and accompanying notes thereto; and (ii) Kush's historical financial statements as of and for the year ended August 31, 2014 and February 28, 2015, and accompanying notes thereto. The effective date of the business combination between Dank and Kush is assumed to be February 28, 2015 for purposes of preparing the Unaudited Pro Forma Condensed Balance Sheets and September 1, 2013 and September 1, 2014 for purposes of preparing the Unaudited Pro Forma Condensed Statement of Operations for the year ended August 31, 2014 and six month period ended February 28, 2015, respectively. The unaudited pro forma financial data included in this Form 10A is based on the historical financial statements of Dank and Kush, and certain assumptions that we believe are reasonable, which are described in the notes to the Unaudited Pro Forma Condensed  Financial Statements included in this Form 10.

2. Summary of Significant Accounting Policies

The Unaudited Pro Forma Condensed Financial Statements have been prepared in a manner consistent with the accounting policies adopted by the Company. The accounting policies followed for financial reporting on a pro forma basis are the same as those disclosed in the Notes to Condensed Financial Statements included in the Company's Form 10A. The Unaudited Pro Forma Condensed Financial Statements do not assume any differences in accounting policies among Dank and Kush. Upon consummation of the business combination, we have reviewed the accounting policies of Dank and Kush to ensure conformity of such accounting policies to those of Kush and, as a result of this review, we did not identify differences among the accounting policies of the two companies, that when conformed, could have a material impact on the combined financial statements.

3.  Acquisition Consideration

On April 10, 2015, the Effective Date, the Company paid cash consideration of $373,725 and issued 3,500,000 shares of common stock to the sellers of Dank in exchange for all of 100% of the membership interests in Dank. Kush is identified as the acquiring company for US GAAP accounting purposes.
Under the acquisition method of accounting, as of the effective time of the business combination, the assets acquired, including the identifiable intangible assets, and liabilities assumed from Dank were recorded at their respective fair values. Any excess of the purchase price for the business combination over the net fair value of Dank identified assets and intangible assets acquired and liabilities assumed were recorded as goodwill. The estimated acquisition consideration was allocated as indicated in the table in Note 4(c) below, as of April 10, 2015.
We have performed a detailed valuation analysis necessary to determine the fair market values of Dank's assets to be acquired and liabilities to be assumed after the completion of the business combination. Accordingly, the pro forma financial statements as of February 28, 2015 include only a preliminary allocations of the purchase price for certain assets and liabilities based on assumptions and estimates. After the closing of the business combination, the adjustments to fair value and the other estimates, reflected in the accompanying Unaudited Pro Forma Condensed Financial Statements may be different from those reflected in the Company's financial statements subsequent to the business combination.

4. Preliminary Pro Forma and Acquisition Accounting Adjustments

(a)  In the Unaudited Pro Forma Condensed Balance Sheets as of February 28, 2015 and Statement of Operations for the year ended August 31, 2014 and for the six month period ended February 28, 2015, financial data under Kush represent Kush’s historical financial statements prior to the acquisition; and financial data of Dank represent Dank's standalone historical financial statements prior to the acquisition.

(b)  Reflects the intercompany elimination adjustments between Kush and Dank.

(c) The following table summarizes the purchase price allocation and the estimated fair value of the net assets acquired and liabilities assumed, identifiable intangible assets acquired which consists of a customer list and a non-compete agreement, and the resulting amount of goodwill in the acquisition of Dank as of April 10, 2015

Assets acquired and liabilities assumed:
Net working capital	$87,543
Property and equipment, net	76,767
Intangible assets	2,014,202

2,178,512

Goodwill	364,862

Total consideration	$2,543,374